Exhibit 2.1

SHARE PURCHASE AGREEMENT
entered into by and among
LIGHTING SCIENCE COÖPERATIEF U.A.
(the Purchaser)
and
LIGHTING SCIENCE GROUP CORPORATION
(the Guarantor)
and
C. VAN DE VRIE HOLDING B.V.,
W. VAN DE VRIE HOLDING B.V.,
R.Q. VAN DE VRIE HOLDING B.V.,
Q. VAN DE VRIE JR. HOLDING B.V.,
Y.B. VAN DE VRIE HOLDING B.V.
(the Sellers)
and
MR. C. VAN DE VRIE,
MR. W. VAN DE VRIE,
MR. R.Q. VAN DE VRIE,
MR. Q. VAN DE VRIE,
MRS. Y.B. BORGHART-VAN DE VRIE
(the Shareholders)
and
LIGHTING PARTNER B.V.
(the Company)
with regard to the share capital of LIGHTING PARTNER B.V.

22 APRIL 2008
Signature copy

Signature copy

- 0 -

This share sale and purchase agreement (the “Agreement”) is made as of this 22nd day of April 2008, by and among:
1.	Lighting Science Coöperatief U.A., a cooperative incorporated under the laws of the Netherlands, with its registered office at Amundsenweg 1, 4462 GP Goes, duly represented by Mr Steve Hamilton, its director, hereinafter referred to as the “Purchaser”;

2.	Lighting Science Group Corporation, a corporation incorporated under the laws of the State of Delaware in the United States, with registered office at 3500 South DuPont Highway, Dover, Delaware 19901, duly represented by Business Incorporators, Inc., its registered agent, hereinafter referred to as the “Guarantor”;

3.	C. van de Vrie Holding B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat and office at Noordoordplaat 48, 4465 AX Goes, the Netherlands, duly represented by Mr C. van de Vrie, its managing director;

4.	W. van de Vrie Holding B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat and office at Goese Meerlaan 32, 4465 AL Goes, the Netherlands, duly represented by Mr W. van de Vrie, its managing director;

5.	R.Q. van de Vrie Holding B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat and office at Veerweg 34, 4471 NC Wolphaartsdijk, the Netherlands, duly represented by Mr R.Q. van de Vrie, its managing director;

6.	Q. van de Vrie Jr Holding B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat and office at Bosdijklaan 27, 4461 RW Goes, the Netherlands, duly represented by Mr Q. van de Vrie, its managing director;

7.	Y.B. van de Vrie Holding B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat and office at ‘s Gravenpolderseweg 102 C, 4462 CH Goes, the Netherlands, duly represented by Mrs Y.B. Borghart-van de Vrie, its managing director;

The parties referred to in items 3 through 7 above are hereinafter collectively referred to as the “Sellers”, and each individually as a “Seller”;

8.	C. van de Vrie, W. Van de Vrie, R.Q. van de Vrie, Q. van de Vrie Jr. and Y.B. Borghart-van de Vrie (hereinafter collectively referred to as: the “Shareholders”).

9.	Lighting Partner B.V., a private company with limited liability, incorporated under the laws of the Netherlands, with registered seat and office at Amundsenweg 1, 4462 GP Goes, the
Signature copy

Netherlands, duly represented by Mr A.P. van Hanegem , its managing director, hereinafter referred to as the “Company”;

(the parties referred to in items 1 through 9 above are hereinafter collectively referred to as the “Parties” and each individually as a “Party”).
WHEREAS:
A.	The Sellers are the legal and beneficial owners of all of the issued and outstanding shares in the share capital of the Company, consisting of 18,151 (eighteen thousand one hundred fifty-one) priority shares, numbered P1 through P18,151(the “Priority Shares"), and 40,386 (forty thousand three hundred eighty-six) ordinary shares, numbered G1 through G40,386 (the “Common Shares” and collectively with the Priority Shares: the “Shares") with a nominal value of € 1,00 (one Euro) each in the proportions set out in Schedule A;

B.	The Company is in the business of modern lighting manufacturing specialising in residential, commercial, contract and shop lighting and activities related thereto (the “Business”) and does not have any subsidiaries or affiliates;

C.	The Purchaser and its advisers have been given access to a data room (the “Data Room”) for the purpose of reviewing the information in the Data Room in order to carry out a due diligence investigation in respect of certain aspects of the Shares, the Company and the Business, including aspects of financial, commercial, fiscal, legal, employee, environmental, insurance and commercial nature of the Company and the Business (the “Due Diligence”).

D.	The Parties have complied with the Social and Economic Council Merger Regulation 2000 (SER Fusiegedragsregels 2000) and the Works Council Act 1971 (Wet op Ondernemingsraden 1971), in as far as applicable;

E.	Except as otherwise disclosed in this Agreement or in the Disclosure Letter the Parties have obtained all other approvals (including but not limited to corporate approval) and have followed all procedures necessary for the Transaction;

F.	The Sellers wish to sell and transfer the Shares to the Purchaser, and the Purchaser wishes to acquire the Shares from the Sellers, subject to the terms and conditions of this Agreement;

G.	In connection with the Transaction, the Guarantor has raised from the issuance of additional common stock of the Guarantor at or prior to Closing (i) the Cash Portion (defined hereafter) and made it available to the Purchaser in order to pay such Cash Portion to the Sellers and (ii) an additional $5,000,000 (five million United States Dollars) to provide working capital for the combined companies of the Guarantor, the Purchaser and the Company post Closing.
Signature copy

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, save where the context otherwise requires or the Agreement otherwise provides, capitalised words and expressions shall have the meanings given to them in Schedule 1.1.

1.2	Interpretation

In this Agreement, save where the context otherwise requires or the Agreement otherwise provides:
1.2.1	words importing the singular number also shall include the plural and vice versa, and words importing the use of any gender shall include all other genders;

1.2.2	references to “writing” shall be to letters, documents, facsimiles and e-mails only;

1.2.3	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

1.2.4	references to any time of day are to the time in the Netherlands;

1.2.5	headings are inserted for convenience only and shall not affect the interpretation or construction of this Agreement;

1.2.6	references to an article, sub-article, section, sub-section, clause, sub-clause, paragraph, sub-paragraph, annex or schedule are, unless otherwise indicated, a reference to an article, sub-article, section, sub-sections, clause, sub-clause, paragraph, sub-paragraph, annex or schedule of this Agreement;

1.2.7	all annexes, schedules, exhibits and any other attachments to this Agreement, including the Disclosure Letter, are incorporated into and form an integral part of this Agreement and shall have the same force and effect as any other provisions of this Agreement;

1.2.8	if an exhibit is in the form of an agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of the Agreement;

1.2.9	references to books, records or other information shall mean books, records or other information in any form including paper, electronically stored data,
Signature copy

magnetic media, film and microfilm; and include reference to all contracts, agreement, ledgers, records of corporate proceedings, Tax records, financial statements, documents of title to tangible property and inventory and sales records;

1.2.10	in respect of any jurisdiction other than the Netherlands a reference to any Dutch legal terms shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction; and

1.2.11	no provision of this Agreement shall be interpreted against a Party solely because of the fact that such Party was responsible for the drafting of such provision.
2.	SALE AND PURCHASE; PURCHASE PRICE

2.1	Sale and Purchase of the Shares

Subject to the terms and conditions of this Agreement, the Sellers hereby sell and agree to transfer the Shares at the Closing Date to the Purchaser, and the Purchaser hereby purchases and agrees to accept transfer of the Shares at the Closing Date, in full legal and beneficial ownership, free and clear from any Encumbrance against payment of the Purchase Price. The Transaction once completed will be effective as of the Closing Date and consequently, subject to the other provisions of this Agreement, the benefit and risk of the Company and the Shares, as well as all rights and obligations in connection with the Business, will be for the account of the Purchaser as of the Closing Date.

2.2	Purchase Price

In consideration for the sale and transfer of the Shares by the Sellers to the Purchaser:
(a)	the Purchaser shall pay to the Sellers an amount in cash of $ 5,000,000 (five million United States Dollars) (the “Cash Portion”); and

(b)	the Purchaser shall ensure that the Guarantor shall issue and the Guarantor shall issue to the Sellers, subject to the terms and provisions hereof, 4,632,000 common shares, par value $.001 per share, in its share capital (the “Stock Portion”);
(the Cash Portion and the Stock Portion collectively: the “Purchase Price”).

2.3	Payment of the Cash Portion at Closing

The Cash Portion shall be paid on the Closing Date in full in United States Dollars, in immediately available same day funds. On the Business Day immediately prior to the Closing Date, the Purchaser shall have delivered the Cash Portion by wire transfer to the Loyens & Loeff third party account number: 53.10.02.365 in the name of Loyens & Loeff
Signature copy

N.V., Derdengelden Notariaat, P.O. Box 2888, 3000 CW Rotterdam at ABN AMRO in Rotterdam, with reference to “Project Cito, file number 70054068”.

The Notary shall hold the Cash Portion on behalf of the Purchaser until the Deed of Transfer shall have been executed, after which the Cash Portion will be held on behalf of the Sellers. The Notary shall, immediately after the Deed of Transfer shall have been executed, be instructed to pay the Cash Portion to the Sellers in accordance with Article 3.4.

2.4	Issuance of Stock Portion at Closing

The stock certificates representing the Stock Portion shall be issued at the Closing Date in the names of each of the Sellers and in the amounts designated in Schedule 2.4, free and clear from any Encumbrances. On the Business Day immediately prior to the Closing Date, the Guarantor shall cause delivery of (i) the stock certificates representing 3,512,000 shares of the Stock Portion to White & Case LLP in New York, the US counsel to the Sellers, on behalf of the Sellers, (ii) the stock certificates representing 1,120,000 shares of the Stock Portion, which also represent the Holdback Shares, to itself to be held in accordance with Article 8, and (iii) copies of the stock certificates for the Holdback Shares to the Sellers.

White & Case shall hold the Stock Portion, other than the Holdback Shares, in trust on behalf of the Guarantor until the Deed of Transfer shall have been executed, after which the Stock Portion, other than the Holdback Shares, will be held on behalf of the Sellers. White & Case shall, immediately after the Deed of Transfer shall have been executed, be instructed to deliver the Stock Portion, other than the Holdback Shares, to the Sellers in accordance with Article 3.4.

3.	CLOSING

3.1	Time and Place of the Closing

Closing shall take place on the Closing Date at 12.00 (CET), or such other time as mutually agreed by the Parties, at the offices of Loyens & Loeff N.V. in Rotterdam, the Netherlands.

3.2	Deliveries by the Sellers

On the Closing Date, prior to the transfer of the Shares pursuant to Article 3.3, the Sellers shall deliver, or cause to be delivered by the Company, the following to the Purchaser:
a.	the original shareholders’ register of the Company which reflects the Sellers as the owners of the Shares;

b.	resignations, duly executed by C. van de Vrie Holding B.V. and R.Q van de Vrie Holding B.V. and Mr. A. van Hanegem, all members of the management board of
Signature copy

the Company (all the aforementioned persons together referred to as the “Resigning Persons”) with effect from Closing and the Sellers shall adopt or procure with effect from Closing the adoption of a written shareholders’ resolution to accept the resignation and give full and final discharge (décharge) of each such Resigning Person;

c.	evidence reasonably satisfactory to the Purchaser that, effective as of the Closing, all receivables and payables and all other debts of the Company owed by or payable to any of the Sellers shall be extinguished, except to the extent otherwise provided for in this Agreement;

d.	evidence that prior to Closing, the Shares have been duly and validly de-certified (gedecertificeerd);

e.	written payment instructions to the Notary in accordance with Article 3.4; and

f.	a confirmation letter from the Company to Mr. De Jonge and Mr. Van Hanegem, signed for acceptance and acknowledgement by Mr. De Jonge and Mr. Van Hanegem, in which the Company agrees to effectuate a bonus payment to Mr. Van Hanegem and to Mr. De Jonge, subject to the terms of such letter, payable in Euros against the exchange rate at the Closing Date and in which Mr. De Jonge and Mr. Van Hanegem agree to release the Company from any obligation to make any bonus payments based on those certain agreements between the Company and Mr. De Jonge and Mr. Van Hanegem, other than as set out in the present Agreement.
3.3	Transfer of the Shares

The Shares shall be transferred by the Sellers to the Purchaser by means of the execution by the Sellers, the Company and the Purchaser before the Notary of a deed of transfer substantially in the form of the deed of transfer attached as Schedule 3.3 (the “Deed of Transfer”).

3.4	Sellers’ Instructions to Notary

No later than the Closing Date, after execution of the Deed of Transfer, the Sellers shall give written instructions to the Notary in the form of Schedule 3.4 for the delivery of the designated amounts of the Cash Portion to the designated bank accounts of the Sellers as set forth therein.

3.5	Costs Relating to the Transfer of the Shares and the Issuance of the Stock Portion

The direct costs of the transfer of the Shares, including any taxes arising as a result of such transfer and issuance, and all direct costs of the issuance of the Stock Portion, shall be borne by the Purchaser and/or the Guarantor.
Signature copy

3.6	Certificates Comprising the Stock Portion

The certificates comprising the Stock Portion shall each bear the following text:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER OBLIGATIONS SET FORTH IN THE SHARE PURCHASE AGREEMENT AMONG THE ISSUER OF THESE SECURITIES AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHARE PURCHASE AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHARE PURCHASE AGREEMENT. A COPY OF THE SHARE PURCHASE AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

After the above requirement for a legend is no longer applicable pursuant to the terms of this Agreement, the Guarantor shall, at its expense, promptly remove such legend upon request from a Seller.

3.7	Deliveries by the Purchaser

On the Closing Date, prior to the transfer of the Shares pursuant to Article 3.3, the Purchaser shall deliver, or cause to be delivered by the Company, to the Sellers an Amended and Restated Registration Rights Agreement (effective as of the Closing Date), which shall amend the Registration Rights Agreement with LED Holdings, LLC, dated as of October 4, 2007, in a form as agreed by the Parties and as executed by the Guarantor and LED Holdings, LLC, for execution by the Sellers.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Sellers’ Warranties

Subject always to the remaining provisions of this Article 4, the Sellers represent and warrant to the Purchaser that each of the Sellers’ representations and warranties set out in Schedule 4.1 (the “Sellers’ Warranties”) is true, accurate and not misleading at the date of this Agreement, save to the extent that any disclosures have explicitly, specifically and unambiguously been made in this Agreement or a Schedule to this Agreement.
Signature copy

4.2	Due Diligence

The Purchaser has performed the Due Diligence with regard to the Company, the Business and the Shares and the Purchaser and its advisers have been provided with access to the Data Room.
4.3	Disclosures

The Parties agree that none of the Sellers’ Warranties shall be qualified by actual or constructive knowledge on the part of the Purchaser or the Guarantor, whether resulting from any Due Diligence carried out by or on behalf of the Purchaser or the Guarantor (as described in Article 4.2) or from any other information the Purchaser or the Guarantor might have had access to, except for any actual knowledge of the Purchaser or the Guarantor in respect of any disclosure explicitly, specifically and unambiguously made by the Sellers in this Agreement or any Schedule to this Agreement, including the Disclosure Letter. Any matter set forth in any section of the Disclosure Letter shall be deemed set forth in all other sections of the Disclosure Letter to the extent that the specific relevance or applicability of such matter to such other sections of the Disclosure Letter or the corresponding Sellers’ Warranties is reasonably apparent on the face of such specific disclosure, whether or not a specific cross-reference appears. The inclusion of any information (including Dollar amounts) in any section of the Disclosure Letter shall not be deemed to be an admission or acknowledgement that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). The information explicitly, specifically and unambiguously contained in this Agreement, the Disclosure Letter and the Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including any violation of Applicable Law or breach of contract). To the extent that one of the Sellers’ Warranties addresses a particular issue with specificity (a “Specific Seller Warranty”), and no breach by the Seller exists under such Specific Seller Warranty, the Seller shall not be deemed to be in breach of any of the other Sellers’ Warranties (with respect to such issue) that address such issue with less specificity than the Specific Seller Warranty and if such Specific Seller Warranty is qualified or limited by the Best Knowledge of the Sellers, or in any other manner, none of the other Sellers’ Warranties shall supersede or limit such qualification in any manner.

4.4	No Knowledge of a Breach of Sellers’ Warranties

Each of the Purchaser and the Guarantor confirms and acknowledges that on the date hereof it is not aware and has no actual knowledge of any breach of the Sellers’ Warranties.
Signature copy

4.5	No Other Sellers’ Warranties

The Sellers’ Warranties are the only warranties of its kind given by the Sellers. The Purchaser waives any right to claim damages pursuant to article 7:17 of the Dutch Civil Code (Burgerlijk Wetboek) or any similar provision under Applicable Law.

4.6	Without limiting the generality of the foregoing, the Purchaser acknowledges that the Sellers give no representation, warranty or guarantee with respect to:
4.6.1	any projections, estimates or budgets delivered or made available to the Purchaser and/or the Guarantor of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Company;

4.6.2	any other information or documents made available by third parties to the Purchaser and/or the Guarantor or their counsel, accountants or advisors with respect to the Business or the Company, except as expressly set forth in this Agreement; or

4.6.3	any Tax matter except as provided for in Section 13 of the Sellers’ Warranties.
4.7	Guarantor’s Warranties

The Guarantor represents and warrants to each of the Sellers that each of the representations and warranties set out in Schedule 4.7 (the “Guarantor’s Warranties”) is true, accurate and not misleading save to the extent that any disclosures have explicitly, specifically and unambiguously been made in this Agreement or a Schedule to this Agreement.

4.8	Disclosures

The Parties agree that none of the Guarantor’s Warranties shall be qualified by actual or constructive knowledge on the part of the Sellers, whether resulting from any due diligence carried out by or on behalf of the Sellers or from any other information the Sellers might have had access to, except for any actual knowledge of the Sellers in respect of any disclosure explicitly, specifically and unambiguously made by the Purchaser or the Guarantor in this Agreement or any Schedule to this Agreement, or for any knowledge of the Sellers which the Sellers should have had after review of the forms, reports, schedules, statements, exhibits and other documents which have been filed by the Guarantor prior to the date hereof (collectively, the “SEC Documents”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (“SEC”) regardless whether such review actually took place. The information explicitly, specifically and unambiguously contained in this Agreement is disclosed solely for purposes of this Agreement, and no information contained herein shall be deemed to
Signature copy

be an admission by any Party to any Third Party of any matter whatsoever (including any violation of Applicable Law or breach of contract). To the extent that one of the Guarantor’s Warranties addresses a particular issue with specificity (a “Specific Guarantor Warranty”), and no breach by the Guarantor exists under such Specific Guarantor Warranty, the Guarantor shall not be deemed to be in breach of any of the other Guarantor’s Warranties (with respect to such issue) that address such issue with less specificity than the Specific Guarantor Warranty and if such Specific Guarantor Warranty is qualified or limited by the Best Knowledge of the Guarantor, or in any other manner, none of the other Guarantor’s Warranties shall supersede or limit such qualification in any manner.

4.9	No Knowledge of a breach of Guarantor’s Warranties

Each of the Sellers confirms and acknowledges that on the date hereof it is not aware and has no actual knowledge of any breach of the Guarantor’s Warranties.

4.10	No Other Guarantor’s Warranties

The Guarantor’s Warranties are the only warranties of its kind given by the Guarantor. The Sellers waive any right to claim damages pursuant to article 7:17 of the Dutch Civil Code (Burgerlijk Wetboek) or any similar provision under Applicable Law.

4.11	Without limiting the generality of the foregoing, each of the Sellers acknowledges that the Guarantor gives no representation, warranty or guarantee with respect to:
4.11.1	any projections, estimates or budgets delivered or made available to the Sellers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Guarantor;

4.11.2	any other information or documents made available by third parties to the Sellers or their counsel, accountants or advisors with respect to the business of the Guarantor, except as expressly set forth in this Agreement; or

4.11.3	any Tax matter except as provided for in Section 15 of the Guarantor’s Warranties.
5.	COMPENSATION

5.1	In the event of a breach of any of the Sellers’ Warranties or any of the other obligations of the Sellers under this Agreement, the Purchaser has the right to submit to the Sellers, on a several basis (and not on a joint and several basis), a Claim for Compensation. In that event, the Sellers shall be liable and pay to the Purchaser or, at the option of the Purchaser, to the Company, each Seller’s pro rata portion of the aggregate amount
Signature copy

necessary to put the Purchaser and the Company in the financial position they would have been in if the facts or circumstances giving rise to such breach had not occurred or arisen (any such amount payable to the Purchaser pursuant to this Section 5.1 to be referred to as the “Compensation”). Such Compensation shall in particular not include any internal administration and/or costs, overhead costs, consequential damages (gevolgschade), punitive damages, special damages, loss of revenues, loss of opportunities, or loss of profits (gederfde winst). Notwithstanding Article 6, a Seller shall be liable only for such percentage as is equal to the percentage of the Purchase Price it has received.

5.2	In the event of a breach of any of the Guarantor’s Warranties or any of the other obligations of the Purchaser or the Guarantor under this Agreement, the Sellers have the right to jointly submit to the Guarantor a Claim for Compensation. In that event, the Guarantor shall be liable and pay to each of the Sellers the aggregate amount necessary to put the Sellers in the financial position they would have been in if the facts or circumstances giving rise to such breach had not occurred or arisen (any such amount payable to the Sellers pursuant to this Section 5.2 to be referred to as the “Compensation”). Such Compensation shall in particular not include any internal administration and/or costs, overhead costs, consequential damages (gevolgschade), punitive damages, special damages, loss of revenues, loss of opportunities, or loss of profits (gederfde winst). Notwithstanding the immediately preceding sentence, for the avoidance of doubt, a decrease in value of the Stock Portion shall be a relevant damage in the context of this clause and is therefore not considered consequential damage or other exempted costs or damages in the context of this clause, provided that the Holdback Shares shall only be taken into account in the context of this clause if at the end of the 2 year period after the Closing Date there are no outstanding Claims against the Sellers.

5.3	All amounts paid, or caused to be paid, by one Party to another Party pursuant to this Agreement shall be treated by the Parties as an adjustment to the Purchase Price, to the extent permitted by Applicable Law.

5.4	Notification of Claim

Where a Party considers making a Claim for Compensation, it shall, within a reasonable period, but in any event within fifteen (15) days after discovery of the circumstances giving rise to such Claim (provided that the failure to provide such notice shall not affect the right to make a Claim except to the extent the other Party is actually prejudiced thereby), notify the other Parties in writing giving reasonable particulars of the facts relating to such Claim and its best estimate of the likely amount of the Claim (the “Notice of Claim”), Such a notification given within such period shall be considered a notification within the meaning of article 7:23(1) of the Dutch Civil Code. If a Party receiving a Notice of Claim shall object to the Compensation of a Claim specified in such notice, such Party
Signature copy

shall, within 30 days after receipt of such notice, deliver to the notifying Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Parties shall, within the 30-day period beginning on the date of receipt of the notifying Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such Claims to which the other Party shall have so objected. If the Parties shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Parties shall promptly prepare and sign a memorandum setting forth such agreement. Should the Parties be unable to agree as to any particular item or items or amount or amounts within such time period, then the Parties shall submit such dispute in accordance with Article 14.2. Claims for Compensation specified in any Notice of Claim to which no objections are raised or are raised but are resolved by the Parties in accordance with this Article 5.4, or Claims for Compensation which are resolved in accordance with Article 14.2 shall be paid within 10 Business Days of the determination of the amount of such Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Party seeking Compensation in a notice to the other Party not less than 2 Business Days prior to such payment.

5.5	Procedure for Third Party Claims

Where a Claim of a Party for Compensation is based upon or relates to a Third Party Claim, the Party shall notify the other Parties of such Third Party Claim as soon as possible after becoming aware thereof (provided that the failure to provide such notice shall not affect the right to make a Claim except to the extent the other Party is actually prejudiced thereby). As soon as possible following the date of that notification the Parties shall consult each other on the course of action to be taken. The Purchaser shall, however, at its sole discretion, be entitled to take, or procure the Company to take, any action necessary to defend the Third Party Claim, and to avoid, dispute, deny, defend, resist, appeal, compromise, contest or settle the claim in any manner that the Purchaser deems appropriate, provided that no compromise or settlement of any Third Party Claim for which the Purchaser is seeking Compensation hereunder shall be made without written consent of the Sellers (which consent shall not be unreasonably withheld). The Parties shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Company’s records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of Employees of the Company for providing additional information and explanation of any material provided hereunder.

5.6	Sole Remedy/Waiver

The Parties acknowledge and agree that the remedies provided for in this Article 5 (as limited by Article 6) shall be the Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in the Agreement. In furtherance of the foregoing, the Parties hereby waive to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action (including rights of
Signature copy

contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Sellers or any of their Affiliates, officers, directors, employees and agents, or the Purchaser or any of its Affiliates, officers, directors, employees and agents, as the case may be, arising under or based upon any Applicable Law (including any such Applicable Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise) for any misrepresentations or breach of warranties or covenants contained in this Agreement.

6.	LIMITATIONS ON LIABILITY

6.1	Limitations as to Amount of Compensation
6.1.1 Maximum Compensation by Sellers
The Purchaser shall not be entitled to claim any Compensation from the Sellers for breach of any of the Sellers’ Warranties or otherwise under this Agreement, insofar as the aggregate Compensation due
(a)	exceeds an amount that is equal to the Purchase Price for all Claims relating to Sections 1.2, 1.3 and 1.4 of Schedule 4.1 together with all other Compensation paid by the Sellers relating to such sections;

(b)	exceeds an amount of $ 7,000,000 (seven million United States Dollars) for all Claims relating to Section 13 of Schedule 4.1 and Article 7 of this Agreement together with all other Compensation paid by the Sellers relating to such section and article; and

(c)	exceeds an amount of $ 3,000,000 (three million United States Dollars) for any and all other Claims together with all other Compensation paid by the Sellers relating to such other Claims.
The Parties agree that no limitation of liability of the Sellers shall be applicable to Claims resulting from the specific indemnity in Article 7 relating to failure to obtain relevant documentation for VAT applicable to export sales and/or intra EU sales by the Company.
6.1.2 Maximum Compensation by Guarantor
The Sellers shall not be entitled to claim any Compensation from the Guarantor for breach of any of the Guarantor’s Warranties or otherwise under this Agreement, insofar as the aggregate Compensation due
(a)	exceeds an amount that is equal to the Purchase Price for all Claims relating to Sections 1.2, 1.3 and 1.4 of Schedule 4.7 together with all other Compensation paid by the Guarantor relating to such sections;
Signature copy

(b)	exceeds an amount of $ 7,000,000 (seven million United States Dollars) for all Claims relating to Section 14 of Schedule 4.7 together with all other Compensation paid by the Guarantor relating to such section; and

(d)	exceeds an amount of $ 3,000,000 (three million United States Dollars) for any and all other Claims together with all other Compensation paid by the Guarantor relating to such other Claims.
6.1.3 Threshold
The liability of Sellers under the Sellers’ Warranties shall not arise unless and until the amount of the Compensation sought under this Agreement exceeds $ 500,000 (five hundred thousand United States Dollars), in which event the Sellers shall be liable for the whole amount and not merely for the excess, with the exception of:
(a)	for liability of Sellers for all Claims relating to Sections 1.2, 1.3 and 1.4 of Schedule 4.1: for these Claims no threshold shall apply;

(b)	for liability of Sellers under the specific indemnity in Article 7 relating to a failure to obtain relevant documentation for VAT applicable to export sales and/or intra EU sales by the Company: for these Claims a threshold of $ 300,000 (three hundred thousand United States Dollars) shall apply, in which event the Sellers shall be liable for the excess and not for the whole amount.
The liability of the Purchaser under the Guarantor’s Warranties shall not arise unless and until the amount of the Compensation sought under this Agreement exceeds $ 500,000 (five hundred thousand United States Dollars), in which event the Purchaser shall be liable for the whole amount and not merely for the excess, with the exception of liability of Guarantor for all Claims relating to Sections 1.2, 1.3 and 1.4 of Schedule 4.7: for these Claims no threshold shall apply.
6.2	Warranty Claim Period

The Purchaser shall no longer be entitled to claim any Compensation for breach of
a.	any of the Sellers’ Warranties set out in Section 13 of Schedule 4.1 or otherwise relating to Tax, upon expiry of 3 (three) months from the last date that the authorised Tax authorities shall be entitled to impose assessments for Tax on the Company;

b.	any of the Sellers’ Warranties set out in Sections 1.2, 1.3 and 1.4 of Schedule 4.1, upon expiry of 3 (three) months from the expiration date of the statutory period of limitation;
Signature copy

c.	any of the other Sellers’ Warranties, upon expiry of 18 (eighteen) months from the Closing Date; and

d.	any of the Sellers’ covenants under this Agreement, including Article 7, upon expiry of three (3) months from the statutory period of limitation or — if a date is included in the relevant terms applicable to such covenants — from the date such covenants have expired in accordance with the terms set forth in this Agreement.
The Sellers shall no longer be entitled to claim any Compensation for breach of
a.	any of the Guarantor’s Warranties set out in Section 14 of Schedule 4.7 or otherwise relating to Tax, upon expiry of 3 (three) months from the last date that the authorised Tax authorities shall be entitled to impose assessments for Tax on the Company;

b.	any of the Guarantor’s Warranties set out in Sections 1.2, 1.3 and 1.4 of Schedule 4.7, upon expiry of 3 (three) months from the expiration date of the statutory period of limitation;

c.	any of the other Guarantor’s Warranties, upon expiry of 18 (eighteen) months from the Closing Date;

d.	any of the Purchaser’s and Guarantor’s covenants in this Agreement, upon expiry of three (3) months from the statutory period of limitation or — if a date is included in the relevant terms applicable to such covenants — from the date such covenants have expired in accordance with the terms set forth in this Agreement.
With respect to both Parties, the above shall apply instead of article 7:23(2) of the Dutch Civil Code.
6.3	Exclusion of liability

The Parties shall not be liable:
a.	more than once in respect of any one event that gives rise to a Claim;

b.	to the extent of any amount of such Claim that is actually paid under any policy of insurance of the Company (in case of a Claim of the Purchaser) or any of the Sellers (in case of a Claim of the Sellers) in force at the date of this Agreement or would have been so paid if the policies of insurance effected by or for the benefit of the Company or any of the Sellers respectively had been maintained after Closing on no
Signature copy

less favourable terms than those existing at the date of this Agreement subject to the availability of such policies of insurance after Closing on reasonable terms and conditions;

c.	to the extent that the Company (in case of a Claim of the Purchaser) or the any of the Sellers (in case of a Claim of the Sellers) has actually realized or will realize any corporate income Tax savings available under Applicable Law, whether in the Netherlands or in other jurisdictions, as a direct consequence of such Claim;

d.	to the extent that specific provisions, accruals or reserves have been made in the Accounts for the event or events giving rise to such Claim;

e.	to the extent that the events giving rise to such Claim occur (a) due to an amendment after the Closing Date in legislation or regulations applicable to the Company (in case of a Claim of the Purchaser) or applicable to the Guarantor (in case of a Claim of the Sellers) with retroactive effect, (b) as a result of a change in the interpretation by the relevant court in final instance of existing legislation made after the Closing Date, or (c) as a result of the application of a final verdict, judgment or court order rendered in proceedings other than proceedings solely between the Parties which is no longer subject to appeal;

f.	to the extent that such Claim is caused by a change after the Closing Date in the accounting principles applied by the Company with a retroactive effect unless such change in the accounting principles of the Company was required in as far as the accounting principles of the Company before Closing were not in accordance with Dutch GAAP;

g.	to the extent that such Claim is caused by a claim that arises during an audit by the Tax Authorities conducted as a result of a retroactive adjustment by the Purchaser to the Company’s accounts, which adjustment was not necessitated by non-adherence to Dutch GAAP or tax laws or regulations;

h.	to the extent that such Claim of the Purchaser for a breach of the Sellers’ Warranties relates to a fact, circumstance or event that was explicitly, specifically and unambiguously disclosed to the Purchaser in the letter from the Sellers to the Purchaser attached hereto as Schedule 6.3 (the “Disclosure Letter”);

i.	to the extent that such Claim of the Sellers relates to a fact, circumstance or event that was disclosed to the Sellers in accordance to the terms of this Agreement.
Signature copy

6.4	Right of Recovery

If the Sellers have paid to the Purchaser any Compensation, and the Purchaser or the Company subsequently receives or recovers a sum from a Third Party that is attributable to the facts or circumstances that gave rise to such payment, the Purchaser shall or shall procure that the Company shall forthwith repay to the Sellers the amount previously paid by the Sellers to the Purchaser or the Company up to the amount so received or recovered by the Purchaser or the Company.

If the Purchaser has paid to the Sellers any Compensation, and the Sellers or the Shareholders subsequently receive or recover a sum from a Third Party that is attributable to the facts or circumstances that gave rise to such payment, the Sellers shall or shall procure that the Shareholders shall forthwith repay to the Purchaser the amount previously paid by the Purchaser to the Sellers or the Shareholders up to the amount so received or recovered by the Sellers or the Shareholders.

6.5	Exchange rate

For any calculation of the limitation amounts under this Article 6 Parties shall use the exchange rate between the US Dollar and the Euro as applicable on the 21 April 2008 as published at www.xe.com (1 EURO = 1,5886243492 USD).

7.	TAX INDEMNITY

7.1	Tax Indemnifications

The Sellers shall collectively fully indemnify the Purchaser and the Company and shall hold the Purchaser and the Company harmless and reimburse them for all costs, expenses, liabilities, damages, or legal proceedings (including but not limited to reasonable legal and other advisers’ fees and expenses) as a result of, related to or in connection with (i) any and all Taxes of the Company arising prior to Closing or in relation to any event or period prior to Closing or (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to Applicable Laws, which Taxes relate to the Company’s operations before the Closing, including any costs and expenses reasonably incurred by the Purchaser and/or the Company in connection with any action taken in avoiding, resisting or settling such Taxes as referred to above, provided that no such actions may be taken without the prior written consent of the Sellers, not to be unreasonably withheld.

7.2	Due Date for Payment

The Sellers shall promptly reimburse the Purchaser and the Company for all such incurred costs, expenses, liabilities and damages which are the responsibility of the Sellers pursuant to Article 7.1, provided that the Purchasers have delivered to the Sellers a Notice of Claim as well as written evidence of the amount due pursuant to Article 7.1.
Signature copy

7.3	Indemnity Payments Treated as Adjustment to the Purchase Price

The Parties agree that any indemnity payments, including but not limited to Tax indemnity payments, due pursuant to this Agreement will be treated by the Parties on their Tax returns as adjustments to the Purchase Price.

7.4	VAT Documents

The Sellers shall collectively fully indemnify the Purchaser and the Company and shall hold the Purchaser and the Company harmless and reimburse them for all costs, expenses, liabilities, Taxes, damages, or legal proceedings (including but not limited to reasonable legal and other advisers’ fees and expenses) as a result of, related to or in connection with any failure to obtain relevant documentation for VAT applicable to export sales and/or intra EU sales by the Company.

8.	HOLDBACK

As security for the payment obligations of the Sellers for Claims under the Sellers’ Warranties and the indemnities in Article 7, the Guarantor will hold back 1,120,000 issued shares of the Stock Portion (the “Holdback Shares”), which the Parties agree have — solely for the purposes of calculation of a Claim under the Sellers’ Warranties — an aggregate value of $7,000,000 US Dollars, based on an agreed upon value — solely for the purposes of calculation of a Claim under the Sellers’ Warranties — of $6.25 per share of the Guarantor’s common stock, for a period of 2 years as from the Closing Date. Upon expiration of such 2-year period, the Holdback Shares shall be released and delivered to the Sellers to the extent there are no unresolved Claims for Compensation for which the Purchaser has provided a Notice of Claim to the Sellers. During such 2-year period, the Holdback Shares shall be property owned by the respective Sellers in accordance with their pro rata interests therein, subject, however, to the Claims for Compensation of the Purchaser in respect thereof pursuant hereto, and unless and until disbursed to the Purchaser in payment of any Claims for Compensation of the Purchaser hereunder, the value for which payments shall be calculated — solely for the purposes of such calculation - using the $6.25 per share of the Guarantor’s common stock value, the Sellers shall have and retain all dividend and voting rights in respect of the Holdback Shares from time to time.

9.	POST CLOSING COVENANTS

9.1	Non compete

The Sellers, the Shareholders and the Resigning Persons, who shall co-sign this Agreement for the purpose of this Article, hereby undertake towards both the Purchaser and the Company that they will not, without the prior written consent of the Purchaser:
Signature copy

a.	for a period equal to the later of 2 years from the Closing Date and the 1 (one) year anniversary of the respective date of termination of their employment, in any capacity or in any way whatsoever in any jurisdiction in which the Company conducts business on the Closing Date, unless it has thereafter stopped conducting business there, either directly or indirectly be engaged in or concerned with, or approach any Person with a view to being engaged in or concerned with, the conduct of any business involving the development or production of or the trading in any products developed, produced or traded, or the provision of services developed or provided, by the Company as developed, produced, traded or provided at the Closing Date or which may compete therewith, unless the Company has ceased at any time after the Closing Date producing, trading or providing the product(s) concerned; and

b.	for a period equal to the later of 2 years from the Closing Date and the 1 (one) year anniversary of the respective date of termination of their employment, persuade or cause, or attempt to persuade any employee, distributor or commercial agent of the Company to terminate his relationship with the Company, or employ or engage any such person within 1 (one) year of the effective termination of his relationship with the Company, or take any action that may result in the impairment of the relationship between such employee, distributor or commercial agent and the Company; and

c.	for a period equal to the later of 2 years from the Closing Date and the 1 (one) year anniversary of the respective date of termination of their employment, persuade or cause or attempt to persuade or cause any customer, supplier or Person otherwise doing business with the Company to terminate his relationship with the Company or take any action that may result in the material impairment of such relationship or assist or cause or attempt to assist or cause any competitor of the Company in the conduct of any business referred to in sub-Article a. hereof;
provided that in case the termination of the employment within the first 12 months as from Closing is at the initiative of the Company without urgent or serious cause (dringende of gewichtige reden), the respective Seller, Shareholder or Resigning Person whose employment agreement has been so terminated shall only be bound by the covenants described under sub articles 9.1.a, 9.1.b and 9.1.c above during a one year restriction as from such Person’s date of termination of employment unless the respective Seller, Shareholder or Resigning Person receives a severance payment covering the remaining period of the initial 2 years as from Closing, in which case the covenants described under sub articles 9.1.a, 9.1.b and 9.1.c above shall continue during such remaining 2 year period from the Closing.

Nothing in this Agreement shall prohibit any Seller from owning 5% or less of any class of securities of a public company.
Signature copy

9.2	Lock Up Agreement

During the period commencing on the Closing Date and continuing until the first anniversary of the Closing Date (the “Lock-Up Period”), each Seller agrees that it will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, 75% of its pro rata portion of the Stock Portion issued at Closing to such Seller in connection with the transactions contemplated hereby pursuant to Section 2.4 (with respect to such Seller, the “Restricted Shares”). The foregoing restriction is expressly agreed to preclude each Seller from engaging in any hedging or other transaction that is designed to, or which reasonably could be expected to lead to, or result in, a sale or disposition of the Restricted Shares even if such Restricted Shares would be disposed of by a Person other than such Seller. Each Seller also agrees and consents to the entry of stop transfer instructions with the Guarantor’s transfer agent and registrar against the transfer of the Restricted Shares (as well as the placement of the legend set forth in Section 3.6 on the certificates representing the Restricted Shares) except in compliance with the foregoing restrictions. Each of the Sellers further understands that the transfer restrictions of this Article 9.2 are irrevocable and shall be binding upon his heirs, legal representatives, successors, and assigns. Notwithstanding any of the foregoing, this Article 9.2 will not, however, affect in any way the ability of any Seller to include the shares comprising the Stock Portion held by such party in any registration statements filed by the Guarantor either on behalf of itself or any of its stockholders in accordance with any agreements pursuant to which the Guarantor has granted certain registration rights, to the extent that LED Holdings LLC includes any shares of the Guarantor’s common stock held by it in such registration statements. The shares to be included by any Seller shall be on a pro rata basis as to the shares to be included by LED Holdings LLC.

9.3	Compliance with Securities Act and Exchange Act

As of the Closing Date and in as far as required by Applicable Laws, during any time at which any of the Sellers or its Affiiliates shall own any portion of the Stock Portion, the Guarantor will continue to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and will file all documents required to be filed with the SEC pursuant to the Exchange Act within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder.

9.4	Post-Closing Information

For a period of 7 (seven) years following the Closing and in as far as required by Applicable Laws, during any time at which any of the Sellers or its Affiiliates shall own any portion of the Stock Portion, (i) the Purchaser shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Company and its Affiliates relating to the conduct of the business and operations of the Company prior to the Closing and (ii) upon written request delivered to the Purchaser, the Purchaser shall, and the Purchaser shall cause the Company and its Affiliates with
Signature copy

respect to their respective businesses to, afford to the Sellers and their representatives reasonable access during regular normal business hours to the employees, properties, books and records of the Purchaser, the Company and the Affiliates of Purchasers with respect to the Business to the extent necessary to enable the Sellers and their representatives to satisfy Sellers’ financial reporting and tax planning and preparation obligations. Without limitation of the forgoing, in connection with the Sellers’ preparation of the books, records and financial statements of the Sellers for the 2008 fiscal year, and any audit with respect thereto, the Purchaser shall afford to the Sellers, at no cost to the Sellers, full access to the employees, properties, books and records of the Purchaser, the Company and the Affiliates of Purchaser with respect to the Business. If at any time during or after such 7-year period, the Purchaser intends to dispose of any such books or records of the Company, the Purchaser shall not do so without first offering such books and records to the Sellers, provided that the Sellers are stockholders of the Purchaser at such time.

9.5	Affiliate Transactions

During the period at which any of the Sellers or its Affiliates own any shares comprising the Stock Portion, the Guarantor shall not, and shall cause its subsidiaries not to, enter into any contract, agreement or arrangement or otherwise engage in any material transaction with any executive officer or director of the Guarantor or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding shares of capital stock of the Guarantor, or any immediate family member or Affiliate of the foregoing Persons, without the prior written consent of the Sellers, unless (i) approved by the independent directors of the Guarantor and (ii) the transaction is on terms as favourable to the Guarantor as an arm’s length transaction with a Third Party.

10.	CONFIDENTIALITY

10.1	General

The Parties shall not make (or permit any Person connected to them to make) any announcement concerning the Transaction and this Agreement or disclose any confidential information or any ancillary matter relating to the Company, except
a.	with the prior written approval of the non-disclosing Party, which shall not be unreasonably withheld or delayed;

b.	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party; or

c.	to the extent that disclosure is made to Sellers’ professional advisers, auditors, bankers or investors, but before any disclosure to any such Person the Sellers or
Signature copy

the relevant Seller shall procure that such Person is made aware of the terms of this Article 10 and shall use its best endeavours to procure that such Person adheres to those terms as if he were bound by the provisions of this Article 10; or

d.	to the extent such disclosure is required by Applicable Law or any applicable rule or regulation promulgated by any applicable national securities exchange;

e.	to the extent such disclosure is possible under a non disclosure agreement, with the advisors of the Purchaser or the Company;

f.	to any customer or supplier of the Company having a change of control clause in its relevant contract with the Company.
10.2	Press Releases and other Public Filings

In addition to the provisions of Article 10.1, the Sellers acknowledge that the Guarantor is a listed entity, and that the Guarantor is therefore subject to strict requirements regarding the content and timing of any announcement regarding the Transaction. The Sellers acknowledge that the Guarantor may be required under Applicable Laws to make certain disclosures regarding this Agreement, whether in the form of a press release or any other form as may be required at any time by the relevant Governmental Authorities. Before issuing any press release or public statement with respect to this Agreement or the Transaction, the Guarantor shall as long as time allows and it is reasonably possible (a) consult with the Sellers before issuing any press release or otherwise making any public statement with respect to the Transaction and (b) provide to the Sellers for review a copy of any such press release or public statement.

11.	SHAREHOLDER GUARANTEES

11.1	Personal Obligations

Each Shareholder hereby, as a separate and independent obligation, unconditionally and irrevocably guarantees (hoofdelijke aansprakelijkheid) to the Purchaser the due and punctual performance and observance by the Seller the capital of which is owned by such Shareholder, of any obligation to pay Compensation to the Purchaser for Claims relating to Sections 1.2, 1.3 and 1.4 of Schedule 4.1 (“Guaranteed Obligations”).

11.2	Order of Claims

Except in the case that a Seller is declared bankrupt or has been granted a moratorium of payments, the Purchaser shall first submit a claim under the Guaranteed Obligations to Sellers. Only if the respective Sellers fail to perform promptly (but in no event no later than 7 (seven) Business Days) such Guaranteed Obligations in full, may the Purchaser submit a claim to such Sellers’ Shareholder. The Shareholders shall have the same rights, defences and remedies as the Sellers under this Agreement and Applicable Laws.
Signature copy

12.	POSITION OF THE GUARANTOR

The Guarantor hereby as a separate and independent obligation, unconditionally and irrevocably guarantees (“hoofdelijke aansprakelijkheid”) to the Purchaser and the Sellers the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement.

13.	OTHER ARRANGEMENTS

13.1	Employment agreements Shareholders

On the Closing Date, with the exception of C. van de Vrie and Y.B. Borghart-van de Vrie, each of the Shareholders and Mr A. van Hanegem will enter into an employment agreement with the Company, in the form as set out in Schedule 13.1 (the “Employment Agreements”).

13.2	Lighting Science Group Global Management Team

As set out in the relevant Employment Agreements, the following Shareholders together with Mr A. van Hanegem shall become part of the Lighting Science Group global management team:
(i) Mr. R.Q. van de Vrie;
(ii) Mr. Q. van de Vrie; and
(iii) Mr. W. van de Vrie.
14.	GOVERNING LAW AND DISPUTES

14.1	Governing law

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

14.2	Disputes

Any dispute arising out of or in connection with this Agreement and/or any and all agreements entered into between the Parties in connection therewith and including any question regarding its existence or validity shall be referred to and finally resolved by arbitration under the LCIA (London Court of International Arbitration) Rules, which Rules are deemed to be incorporated by reference into this Article. The number of arbitrators shall be 3 (three). The seat, or legal place, of arbitration shall be London and the language to be used in the arbitral proceedings shall be English.
Signature copy

15.	MISCELLANEOUS

15.1	Costs and expenses

Save as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses, including the fees and expenses of its legal and other advisers, incurred in connection with this Agreement, provided that the Purchaser and/or the Guarantor shall reimburse the Sellers and the Company (to the extent actually paid by the Company) with all legal fees incurred by the Sellers and the Company up to a maximum of € 100.000 (one hundred thousand Euros) in the aggregate, as promptly as practicable upon receipt of copies of detailed and itemized invoices from legal counsel to the Sellers, and including the costs of de-certification of the Shares prior to the Closing Date which costs shall be borne by the Purchaser.

15.2	Assignment

Neither of the Parties shall be entitled to assign or otherwise to transfer (directly or indirectly, by law or otherwise) this Agreement or any of its rights, duties and obligations hereunder, without the prior written consent of the other Parties, except for any such assignment by the Purchaser to any of its Affiliates or Group companies or a subsequent Third Party purchaser of the Company, provided that the Purchaser remains liable (hoofdelijk aansprakelijk) for its obligations towards the Sellers under this Agreement.

15.3	No Joint and Several Liability of Sellers

None of the Sellers shall be jointly and severally liable towards the Purchaser for any obligation with respect to a Claim of any of the other Sellers, but each of the Sellers shall only be liable for each Seller’s pro rata portion of the aggregate amount of any and all Claims that the Purchaser may have against the Sellers pursuant to or in connection with this Agreement.

15.4	Entire Agreement

Each of the Parties to this Agreement confirms that this Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement, including undertakings, arrangements, understandings or statements of any nature (whether oral or written) between the Parties with respect thereto, and specifically supersedes that certain Confidentiality Agreement, dated March 6, 2008, by and between the Purchase and the Sellers, and, without prejudice to the generality of the foregoing, this Agreement excludes any warranty, condition or other undertaking implied by law or by custom.

15.5	Amendments

This Agreement may not be amended, supplemented or terminated, nor may any provisions thereof be waived except by a written instrument signed by all of the Parties hereto.
Signature copy

15.6	Waiver
15.6.1	Except as expressly stated otherwise in the Agreement, no omission or delay on the part of a Party in exercising any right, power, privilege or remedy under this Agreement, nor any indulgence or forbearance extended to the other Party, shall operate to prejudice or impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of such right, power, privilege or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power or privilege or remedy.

15.6.2	No waiver by a Party in respect of a breach of this Agreement shall operate as a waiver in respect of any subsequent breach.
15.7	No Third Party Beneficiaries

This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein is intended to or shall implicitly confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated otherwise in this Agreement.

15.8	Severability

If any of the provisions of this Agreement, or the applicability thereof to any Party or circumstance, shall be found by a court, arbitrator or other competent authority to be void or unenforceable or in conflict with the law of any state or jurisdiction, it shall be deemed severed from this Agreement and the remaining provisions shall continue to apply in full force and effect. The Parties shall, on request of any of them, negotiate in good faith to agree on such amendments to this Agreement that are required to reflect the intention and accomplish the purpose of the provisions that were found to be void or unenforceable.

15.9	Notices
15.9.1	Any notice to be given by a Party to another Party under or in connection with this Agreement shall be in writing (a “Notice”) and sent to the address or facsimile number of such other Party set out hereafter:
If sent to the Purchaser:
Lighting Science Cooperatief U.A.
p/a
Lighting Science Group Corporation
2100 McKinney Ave, Suite 1515
Dallas, Texas, 75201
United States of America
Attn.: Steve Hamilton
Signature copy

Fax number: +1 214 3823631
With copy to
Loyens & Loeff N.V.
P.O. Box 2888
3000 CW Rotterdam
the Netherlands
Attn.: Mr J.F.K. Jonkhart/Mr H.L. Smits
Fax number: +31 (0)10 413 03 10
With copy to
Haynes and Boone LLP
3100 Bank of America Plaza
Dallas, Texas, 75202
Attn.: Mr Greg Samuel
Faxnumber: +1 214 200057
If sent to Sellers:
R.Q. van de Vrie Holding B.V.
Veerweg 34
4471 NC Wolphaartsdijk
The Netherlands
Attn.: Mr R.Q. van de Vrie
With copy to
AKD Prinsen Van Wijmen N.V.
P.O. Box 4302
3006 AH Rotterdam
the Netherlands
Attn. Mr. C. Pita-Cao
Fax number: +31 88 253 55 94
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attn: Oliver C. Brahmst, Esq.
          Daniel J. Kessler, Esq.
Fax number: +1 212 354 8113
If sent to the Company:
Lighting Partner B.V.
Amundsenweg 1
Signature copy

4462 GP Goes
Attn.: Managing Director
Fax number: +31 (0)113 272010
With copy to
Loyens & Loeff N.V.
P.O. Box 2888
3000 CW Rotterdam
the Netherlands
Attn. Mr. J.F.K. Jonkhart/Mr. H.L. Smits
Fax number: +31 (0)10 413 03 10
With copy to
Haynes and Boone LLP
3100 Bank of America Plaza
Dallas, Texas, 75202
Attn: Mr Greg Samuel
Faxnumber: +1 214 200057
or at such other address as the Party to be given Notice may have notified the other Parties from time to time.

Any Notice shall be delivered by hand or courier, or sent by registered post or facsimile, and shall be deemed to have been received or served:
a.	in the case of delivery by hand or courier service, when delivered;

b.	in the case of registered post, on the 3rd (third) Business Day following the date of dispatch;

c.	in the case of facsimile, on acknowledgement thereof by the addressee.
15.9.2	Any Notice or other communication not received on a Business Day or received after 1700 hours on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day.
15.10	Notarial Independence

The Parties are aware of the fact that the Notary works with Loyens & Loeff N.V., the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree (i) that the Notary shall execute any notarial deeds related to this Agreement and
Signature copy

(ii) that the Purchaser is assisted and represented by Loyens & Loeff N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

15.11	No Right to Rescind, Annul or Dissolve Agreement

To the extent permitted by law, the Parties hereby waive their rights under articles 6:265 to 6:272 inclusive and 6:228, respectively, of the Dutch Civil Code to rescind (ontbinden) or nullify (vernietigen) on the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Agreement.

15.12	Specific Performance

It is expressly covenanted and agreed that, in the event of a breach by any Party of any of its covenants contained in this Agreement, although the damage to the non-breaching Party will be substantial, money damages will not afford an adequate remedy, and the non-breaching Party will suffer irreparable injury. Therefore, in the event of any such breach and in addition to any other rights or remedies which may be provided by Applicable Law or this Agreement, the non-breaching Party shall have the right to specific performance of such particular covenants in this Agreement by way of temporary and/or permanent injunctive relief without the necessity of posting any bond.

15.13	Further Assurances

The Parties agree to take such further actions and execute and deliver such other documents, certificates, agreements and other instruments as may be reasonable necessary or desirable in order to implement the Transaction contemplated by this Agreement.

15.14	Counterparts

This Agreement may be executed in any number of counterparts, and by different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but the same instrument.
IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first mentioned above.
Signature page follows
Signature copy

Lighting Science Cooperatief U.A.	C. van de Vrie Holding B.V.

/s/ Steve Hamilton By: Steve Hamilton	/s/ Mr. C. van de Vrie By: Mr. C. van de Vrie
Title: director	Title: director

W. van de Vrie Holding B.V.	R.Q. van de Vrie Holding B.V.

/s/ Mr. W. van de Vrie By: Mr. W. van de Vrie	/s/ Mr. R.Q. van de Vrie By: Mr. R.Q. van de Vrie
Title: director	Title: director

Q. van de Vrie Jr Holding B.V.	Y.B. van de Vrie Holding B.V.

/s/ Mr. Q. van de Vrie By: Mr. Q. van de Vrie	/s/ Mrs. Y.B. Borghart-van de Vrie By: Mrs. Y.B. Borghart-van de Vrie
Title: director	Title: director

Lighting Partner B.V.	C. van de Vrie

/s/ Mr. A.P. van Hanegem By: Mr. A.P. van Hanegem	/s/ C. van de Vrie
Title: director
Signature copy

W. van de Vrie	R.Q. van de Vrie

/s/ W. van de Vrie	/s/ R.Q. van de Vrie

Q. van de Vrie Jr.	Y.B. Borghart-van de Vrie

/s/ Q. van de Vrie Jr.	/s/ Y.B. Borghart-van de Vrie

Ligthing Science Group Corporation	N.M. de Koster

For the purpose of approval as described in article 1:88 DCC

/s/ Steve Hamilton By: Steve Hamilton	/s/ N.M. de Koster (spouse of C. van de Vrie)
Title: director

Damayanti	P.M. Stevense

For the purpose of approval as described in article 1:88 DCC	For the purpose of approval as described in article 1:88 DCC

/s/ Damayanti	/s/ P.M. Stevense

[spouse of W. van de Vrie]	[spouse of R.Q. van de Vrie]
Signature copy

M.P. Borghart

/s/ M.P. Borghart [spouse of Y.B. Borghart — van de Vrie]

Mr A. van Hanegem

/s/ A. van Hanegem
Signature copy

SCHEDULE A — SHAREHOLDING IN THE COMPANY

SELLER	COMMON SHARES	PRIORITY SHARES
C. van de Vrie Holding B.V.	none	9.950
		numbers P1 through P9.950
W. van de Vrie Holding B.V.	15.220	None
	numbers G1 through G15.220
R.Q. van de Vrie Holding B.V.	13.859	1.361
	numbers G15.429 through G29.287	numbers P.10.438 through P11.798
Q. van de Vrie Jr. Holding B.V.	10.682	4.538
	G29.459 through G39.932 and	numbers P11.799 through P16.336
	G15.221 through G15.428
Y.B. van de Vrie Holding B.V.	625	2.302
	numbers G39.933 through	numbers P16.337 through P18.151 and
	G40.386 and G29.288 through	P9.951 through P10.437
	G29.458

Seller	Sole Shareholder	Residing at
C. van de Vrie Holding B.V.	Mr. C. van de Vrie	Noordoordplaat 48
4465 AX Goes
The Netherlands
W. van de Vrie Holding B.V.	Mr. W. van de Vrie	Goese Meerlaan 32
4465 AL Goes
The Netherlands
R.Q. van de Vrie Holding B.V.	Mr. R.Q van de Vrie	Veerweg 34
4471 NC Wolphaartsdijk
The Netherlands
Q. van de Vrie Jr. Holding B.V.	Mr. Q. van de Vrie	Bosdijklaan 27
4461 RW Goes
The Netherlands
Y.B. van de Vrie Holding B.V.	Mr. Y.B. Borghart-van de Vrie	‘s-Gravenpolderseweg 102 C
4462 CH Goes
The Netherlands
Signature copy

SCHEDULE 1.1 — LIST OF DEFINITIONS

“Accounts”	means the Balance Sheet and the profit and loss accounts of the Company for the period ended on the Accounts Date together with the explanatory notes thereto;

“Accounts Date”	means 31 December 2007;

“Affiliates”	means with respect to any Person, all persons controlled by or under the common Control with such Person;

“Agreement”	means this agreement and all Annexes, Schedules and Exhibits to this agreement;

“Annexes”	means annexes to this Agreement or to any Schedule thereof;

“Applicable Laws”	means with respect to the relevant subject matter or person, any and all governmental (whether national, supranational, state, provincial, local or any other level), quasi governmental, or self regulatory body’s laws, regulations, ordinances, rules and any other provisions that have force of law or that are generally accepted to have strong persuasive force;

“Article”	means an article of this Agreement;

“Articles of Association”	means the articles of association of the Company in force on the date of this Agreement, attached hereto as Annex S.1.2.6;

“Balance Sheet”	means the unaudited balance sheet of the Company as at the Accounts Date;

“Best Knowledge”	“best knowledge” or words to that effect means, with respect to any Seller, the actual knowledge of such Seller, its managing director and the Shareholders and the managing directors of the Company and the knowledge such Person should have had after reasonable inquiry, and, with respect to the Purchaser, the
Signature copy

actual knowledge of the Purchaser, its executive officers and directors and the knowledge such Person should have had after reasonable inquiry;

“Business”	has the meaning given to this term in recital B of the preamble to the Agreement;

“Business Day”	means any day on which the banks are usually open for business in the Netherlands and in Dallas, the United States;

“Claim”	means any claim for payment made by the Purchaser or the Sellers under this Agreement;

“Closing”	means the transfer of the Shares, the payment of the Cash Portion and the issuance of the Stock Portion in accordance with the procedure set out in Article 3.3;

“Closing Date”	means the date of this Agreement;

“Control”, “Controlled”, “Controlling”	means in relation to any Person, any other Person in which it directly or indirectly holds or controls either (A) a majority of the voting rights that can be exercised at a general meeting (or comparable governing body) of the other Person, (B) the right to appoint or remove directors that can exercise a majority of the voting rights at meetings of the management board (or comparable governing body) of the other Person, or (C) a majority of the issued shares (or comparable financial participation) in the capital of the other Person;

“Deed of Transfer”	has the meaning given to this term in Article 3.3;

“Disclosure Letter”	has the meaning given to this term in Article 6.3;

“Dutch GAAP”	Means the generally accepted accounting principles in the Netherlands in effect from time to time

“Employees”	means the employees employed by the Company on the Closing Date, excluding any temporary employees (uitzendkrachten);
Signature copy

“Encumbrance”	means pledges, mortgages, security interests, or similar liens under the Applicable Laws;

“Exhibits”	means any exhibit to the Agreement;

“Governmental Authority”	means any supranational, national, federal, regional, state, municipal, local or other court, arbitral tribunal, administrative agency or commission or other governmental, administrative or regulatory body, authority, agency or instrumentality;

“Group”	has the meaning given to this term in article 2:24(b) Dutch Civil Code;

“Guarantor’s Warranties”	has the meaning given to this term in Article 4.7;

“Intellectual Property Rights”	means trade marks, domain names, service marks, trade and business names, rights in designs, patents, copy right, database rights, moral rights and rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

“Material” or “materially”	this term (or any other words to that effect) when used with respect to the Company or any of them means material to the Companies taken as a whole;

“Notary”	means civil law notary G. van Eck or any other civil law notary (or his authorised replacement) of Loyens & Loeff;

“Order”	means any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbitrator;

“Permits”	means any authorisation, licence including statutory licence, exemption, consents, or other permission or clearances granted by a Governmental Authority;

“Person”	means an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Authority;
Signature copy

“Schedule”	means any schedule to the Agreement;

“Section”	means a section of Schedule 4.1 or Schedule 4.7 ;

“Seller”	has the meaning given to this term in the preamble to the Agreement;

“Shareholders”	means each individual shareholder of each Seller, as identified in Schedule A against the name of each Seller, and any reference to a Shareholder shall be to the sole shareholder of the Seller that holds the entire issued share capital of such Seller;

“Tax”, “Taxes” or “Taxation”	Means all taxes, social security charges, contributions, duties and other levies of whatever nature, separately or jointly due to, payable to, levied by, imposed upon by or held responsible for by any supranational, national, federal, state, provincial, municipal, local, foreign or other authority having the power to tax (“Tax Authority”), including but not limited to corporate income tax, such tax taken to include surtax, wage tax, value added tax, social security contributions and employee social security contributions, income tax, tax on profits, tax on gross receipts, license tax, payroll tax, employment tax, customs and excise duties, tax on severance payments, stamp duty, occupation levies, premium tax, windfall profit tax, environmental taxes and duties, capital tax and other legal transaction taxes, franchise tax, withholding tax, tax on disability or unemployment payments, real property tax, personal property tax, sales tax, tax based on use, transfer tax, registration tax, municipal tax, estimated or preliminary tax, or any other tax of any kind whatsoever, including any interest, penalties, or other additions thereto, attributable to or incurred in connection with any tax or any contest or dispute thereof;

“Tax Return”	means any Tax return that the Company is obliged to submit under any Applicable Laws;

“Third Party”	means any person who is not a party to this Agreement;

“Third Party Claim”	means any litigation, action, claim, suit or proceeding by a Third Party for which Compensation may be sought by a Party under Article 5.5;

Signature copy

“Transaction”	means the transaction contemplated by this Agreement.
Signature copy

SCHEDULE 2.4 — STOCK PORTION
The Stock Portion shall be paid to the Sellers in the following proportions:

Seller	Number of shares of Guarantor common stock to be received
C. van de Vrie Holding B.V.	787,440
W. van de Vrie Holding B.V.	1,204,320
R.Q. van de Vrie Holding B.V.	1,204,320
Q. van de Vrie Jr Holding B.V.	1,204,320
Y.B. van de Vrie Holding B.V.	231,600
Signature copy

SCHEDULE 3.3 — DEED OF TRANSFER
BC/ND/5128509
Draft dated April 22, 2008
For discussion purposes only
Deed of Transfer
(Lighting Partner B.V.)
This ● day of April two thousand eight, there appeared before me, Gerard Cornelis van Eck, civil-law notary at Rotterdam:
●, for the purposes hereof acting as attorney — duly authorized in writing of -:
1.	C. van de Vrie Holding B.V., a private limited liability company under Dutch law (“besloten vennootschap met beperkte aansprakelijkheid”), having its official seat in Goes and its office address at Noordoordplaat 48, 4465 AX Goes, The Netherlands (registered with the Trade Register of the Chamber of Commerce under number 22032175) (the “Seller I”);

2.	R.Q. van de Vrie Holding B.V., a private limited liability company under Dutch law (“besloten vennootschap met beperkte aansprakelijkheid”), having its official seat in Goes and its office address at Veerweg 34, 4471 NC Wolphaartsdijk, The Netherlands (registered with the Trade Register of the Chamber of Commerce under number 22035571) (the “Seller II”);

3.	Q. van de Vrie Jr Holding B.V., a private limited liability company under Dutch law (“besloten vennootschap met beperkte aansprakelijkheid”), having its official seat in Goes and its office address at Bosdijklaan 27, 4461 RW Goes, The Netherlands (registered with the Trade Register of the Chamber of Commerce under number 22035564) (the “Seller III”);

4.	W. van de Vrie Holding B.V., a private limited liability company under Dutch law (“besloten vennootschap met beperkte aansprakelijkheid”), having its official seat in Goes and its office address at Goese Meerlaan 32, 4465 AL Goes, The Netherlands (registered with the Trade Register of the Chamber of Commerce under number 22035563) (the “Seller IV”);

5.	Y.B. van de Vrie Holding B.V., a private limited liability company under Dutch law (“besloten vennootschap met beperkte aansprakelijkheid”), having its official seat in Goes and its office address at ‘s-Gravenpolderseweg 102 C, 4462 CH Goes, The Netherlands (registered with the Trade Register of the Chamber of Commerce under number 22042741) (the “Seller V”);

6.	Lighting Science Coöperatief U.A., a Cooperative under Dutch law (‘coöperatie‘), having its official seat in Goes, the Netherlands and its office address at Amundsenweg 1, 4462 GP Goes, the Netherlands (registered with the Trade Register of the Chamber of Commerce under number ●) (the “Purchaser”); and

7.	Lighting Partner B.V., a private limited liability company under Dutch law (“besloten vennootschap met beperkte aansprakelijkheid”), having its official seat in Goes and its office
Signature copy

address at Amundsenweg 1, 4462 GP Goes (registered with the Trade Register of the Chamber of Commerce under number 22032566) (the “Company”).
The Seller I, the Seller II, the Seller III, the Seller IV and the Seller V hereinafter also the “Sellers”.
The persons appearing declared the following:
WHEREAS:
(a)	on the [●twenty-second] day of April two thousand eight, the Sellers and the Purchaser entered into an agreement (the “Purchase Agreement”) regarding the sale and transfer of in total eighteen thousand one hundred fifty-one (18,151) priority shares, numbered P1 through P18,151, and forty thousand three hundred eighty-six (40,386) ordinary shares, numbered G1 through G40,386, in the capital of the Company, with a nominal value of one euro (EUR 1.—) each, jointly representing the entire issued capital of the Company (the “Shares”), as follows:
(i)	by Seller I, nine thousand nine hundred fifty (9,950) priority shares, numbered P1 through P9,950 (the “Shares I”) to the Purchaser;

(ii)	by Seller II, one thousand three hundred sixty-one (1,361) priority shares, numbered P10,438 through P11,798 and thirteen thousand eight hundred fifty-nine (13,859) ordinary shares, numbered G15,429 through G29,287 (the “Shares II”) to the Purchaser;

(iii)	by Seller III, four thousand five hundred thirty-eight (4,538) priority shares, numbered P11,799 through P16,336 and ten thousand six hundred eighty-two (10,682) ordinary shares, numbered G15,221 through G15,428 and G29,459 through G39,932 (the “Shares III”) to the Purchaser;

(iv)	by Seller IV, fifteen thousand two hundred twenty (15,220) ordinary shares, numbered G1 through G15,220 (the “Shares IV”) to the Purchaser;

(v)	by Seller V, two thousand three hundred two (2,302) priority shares numbered P16,337 through P18,151 and P9,951 through P10,437 and six hundred twenty-five (625) ordinary shares, numbered G29,288 through G29,458 and G39,933 through G40,386 (the “Shares V”) to the Purchaser; a copy of the Purchase Agreement (without annexes) is attached to this deed (Annex); and
(b)	in complying with the transfer obligation arising pursuant to the Purchase Agreement, the Sellers and the Purchaser shall hereby effect the transfer of the Shares by the Sellers to the Purchaser on the terms set out below,
THE SELLERS AND THE PURCHASER HAVE AGREED AS FOLLOWS:
Article 1. Transfer.
1.1	The Seller I hereby transfers the Shares I to the Purchaser, and the Purchaser hereby accepts the same from the Seller I, all on the terms set out in the Purchase Agreement and in this deed.

1.2	The Seller II hereby transfers the Shares II to the Purchaser, and the Purchaser hereby accepts the same from the Seller II, all on the terms set out in the Purchase Agreement and in this deed.
Signature copy

1.3	The Seller III hereby transfers the Shares III to the Purchaser, and the Purchaser hereby accepts the same from the Seller III, all on the terms set out in the Purchase Agreement and in this deed.
1.4	The Seller IV hereby transfers the Shares IV to the Purchaser, and the Purchaser hereby accepts the same from the Seller IV, all on the terms set out in the Purchase Agreement and in this deed.
1.5	The Seller V hereby transfers the Shares V to the Purchaser, and the Purchaser hereby accepts the same from the Seller V, all on the terms set out in the Purchase Agreement and in this deed.
1.6	The Sellers and the Purchaser acknowledge and agree that the Purchase Agreement shall survive the execution and performance of this deed, and that except where this deed provides otherwise, this deed shall not vary, waive or modify in any respect any terms of the Purchase Agreement and that the execution of this deed shall be without prejudice to the rights or obligations of the Sellers and the Purchaser under the Purchase Agreement.
Article 2. Purchase Price.
The Cash Portion of the Purchase Price, as defined in the Purchase Agreement, has been paid by the Purchaser by way of transferring the cash amount of the Cash Portion to the bank account in the name of Derdengelden Notariaat Loyens & Loeff N.V. (lawyers, civil-law notaries and tax advisors), Rotterdam office, at ABN AMRO Bank, account number 53.10.02.365. The cash amount of the Cash Portion transferred to the bank account in the name of Derdengelden Notariaat Loyens & Loeff N.V. (lawyers, civil-law notaries and tax advisors) will be held for and on behalf of the Purchaser until the execution of this deed and immediately following the execution of this deed for and on behalf of the respective Sellers. Immediately after the execution of this notarial deed, the undersigned civil-law notary shall release such amount to the accounts of the Sellers in accordance with Schedule 3.4 of the Purchase Agreement which is attached to this deed (Annex).
Article 3. Declarations of the Sellers.
3.1	The Seller I declares to have acquired the Shares I by the deed of decertification before mr. Gerard Cornelis van Eck, civil-law notary at Rotterdam, the Netherlands, on the [●twenty-second] day of April two thousand eight (the “Deed of Decertification”).

3.2	The Seller II declares to have acquired the Shares II by the Deed of Decertification.

3.3	The Seller III declares to have acquired the Shares III by the Deed of Decertification.

3.4	The Seller IV declares to have acquired the Shares IV by the Deed of Decertification.

3.5	The Seller V declares to have acquired the Shares V by the Deed of Decertification.

3.6	With respect to the share transfer restrictions (also referred to as the ‘blocking clause’) referred to in Article 14 of the Company’s Articles of Association:
—	the Seller I hereby declares to waive its right to purchase the Shares II, III, IV and V;

—	the Seller II hereby declares to waive its right to purchase the Shares I, III, IV and V;

—	the Seller III hereby declares to waive its right to purchase the Shares I, II, IV and V;

—	the Seller IV hereby declares to waive its right to purchase the Shares I, II, III and V;

—	the Seller V hereby declares to waive its right to purchase the Shares I, II, III and IV;
as a consequence the aforementioned have been complied with.
Signature copy

3.7	The Sellers declares that the Shares are registered, and no share certificates (aandeelbewijzen) have been issued for the Shares.
Article 4. Costs.
All costs connected with the preparation of this deed shall be for the account of the Purchaser.
Article 5. Position Loyens & Loeff N.V.
The Sellers acknowledge and accept that Gerard Cornelis van Eck, civil-law notary, is associated with Loyens & Loeff N.V., Dutch legal counsel to the Purchaser, with respect to the transaction of which subject deed forms part and that in the event of any conflict arising out of or in relation to subject transfer, Loyens & Loeff N.V. may act as legal counsel to the Purchaser.
Article 6. Rescission (ontbinding).
Each of the Sellers and the Purchaser waive the right to rescind the agreement laid down in this deed and the Purchase Agreement or to demand rescission thereof.
Finally, the person appearing declared:
The Company hereby acknowledges the foregoing transfer of the Shares and shall register the same in its register of shareholders.
Power of Attorney.
The authorization granted to the appearer is evidenced by seven (7) powers of attorney, copies of which immediately after the execution of this deed shall be attached to this deed.
End.
The person appearing is known to me, civil-law notary.
This deed was executed in Rotterdam on the date stated in the first paragraph of this deed.
The contents of the deed have been stated and clarified to the person appearing.
The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.
After limited reading, this deed was signed first by the person appearing and thereafter by me, civil-law notary.
Signature copy

SCHEDULE 3.4 — SELLERS’ INSTRUCTIONS TO THE NOTARY
Loyens & Loeff N.V.
Weena 690,
3012 CN Rotterdam

For attention:	Mr. G. van Eck Civil Law Notary

Date	22 April 2008

Re	Payment Instruction Letter as referred to in Article 3.4 of the Share Purchase Agreement dated 22 April 2008 with regard to the share capital of Lighting Partner B.V. (the “Company”)
Dear Sirs,
Reference is made to the Share Purchase Agreement dated 22 April 2008 between, among others, C. VAN DE VRIE HOLDING B.V., W. VAN DE VRIE HOLDING B.V., R.Q. VAN DE VRIE HOLDING B.V., Q. VAN DE VRIE JR. HOLDING B.V., Y.B. VAN DE VRIE HOLDING B.V., (jointly the “Sellers”), and LIGHTING SCIENCE COÖPERATIEF U.A. (the “Purchaser”), and the Company, providing for the sale and transfer of the Shares in the Company by the Sellers to the Purchaser (the “Agreement”). All capitalised words and expressions used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.
In accordance with Article 3.4 of the Agreement, we hereby instruct you to wire transfer, as soon as possible after the transfer of the Shares in accordance with Article 3.3 of the Agreement, the amount of:
1	17% of the Cash Portion (being $850,000 (eight hundred fifty thousand United States Dollars)) to the bank account of C. van de Vrie Holding B.V. indicated below.

Account number:	63.77.29.722
Bank:	Fortis MeesPierson
Beneficiary:	C. v.d. Vrie Holding B.V.
IBAN:	NL94 FTSB 0637 7297 22
BIC:	FTSBNL2R; and
Signature copy

2	26% of the Cash Portion (being $1,300,000 (one million three hundred thousand United States Dollars)) to the bank account of W. van de Vrie Holding B.V. indicated below.

Account number:	63.77.29.765
Bank:	Fortis MeesPierson
Beneficiary:	W. v.d. Vrie Holding B.V.
IBAN:	NL97 FTSB 0637 7297 65
BIC:	FTSBNL2R; and
3	26% of the Cash Portion (being $1,300,000 (one million three hundred thousand United States Dollars)) to the bank account of R.Q. van de Vrie Holding B.V. indicated below.

Account number:	63.77.29.730
Bank:	Fortis MeesPierson
Beneficiary:	R.Q. v.d. Vrie Holding B.V.
IBAN:	NL72 FTSB 0637 7297 30
BIC:	FTSBNL2R
4	26% of the Cash Portion (being $1,300,000 (one million three hundred thousand United States Dollars)) to the bank account of Q. van de Vrie Jr Holding B.V. indicated below.

Account number:	63.77.29.692
Bank:	Fortis MeesPierson
Beneficiary:	Q. v.d. Vrie Jr Holding B.V.
IBAN:	NL31 FTSB 0637 7296 92
BIC:	FTSBNL2R; and
5	5% of the Cash Portion (being $250,000 (two hundred fifty thousand United States Dollars)) to the bank account of Y.B. van de Vrie Holding B.V. indicated below.

Account number:	63.77.29.803
Bank:	Fortis MeesPierson
Beneficiary:	Y.B. v.d. Vrie Holding B.V.
IBAN:	NL41 FTSB 0637 7298 03
BIC:	FTSBNL2R.
Yours faithfully
SIGNED by
Signature copy

W. van de Vrie Holding B.V.	R.Q. van de Vrie Holding B.V.

/s/ W. van de Vrie By: Mr. W. van de Vrie	/s/ R.Q. van de Vrie By: Mr. R.Q. van de Vrie
Title: director	Title: director

Q. van de Vrie Jr Holding B.V.	Y.B. van de Vrie Holding B.V.

/s/ Q. van de Vrie By: Mr. Q. van de Vrie	/s/ Y.B. Borghart-van de Vrie Holding B.V. By: Mrs. Y.B. Borghart-van de Vrie
Title: director	Title: director
C. van de Vrie Holding B.V.

/s/ C. van de Vrie By: Mr. C. van de Vrie
Title: director
Signature copy

SCHEDULE 4.1 — SELLERS’ WARRANTIES
1.	WARRANTIES

1.1	General
To their Best Knowledge, the Sellers have provided the Purchaser and its advisers with all facts and circumstances that can reasonably be considered to be material to an accurate appraisal of the business, assets, liabilities and affairs of the Company. As far as the Sellers are aware, there is no information which is or may reasonably be considered to be material to such an appraisal and which has not been disclosed to the Purchaser. All such information is true and not misleading.
1.2	Organisation and Authority
1.2.1	The Sellers are companies duly incorporated and validly existing under the laws of the Netherlands, with the requisite corporate power and authority to execute this Agreement and each other document, agreement or instrument to be executed pursuant to this Agreement and to perform their obligations hereunder, and have taken all necessary corporate action to authorise the execution and performance hereof.

1.2.2	The individuals listed in Schedule A are the sole legal and beneficial owners of each of the Sellers in accordance with the details set out in Schedule A.

1.2.3	The Company has been incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands and is validly existing under the laws of the Netherlands. The Company has the requisite corporate power and authority to execute this Agreement and to perform its obligations hereunder, and has taken all necessary corporate action to authorise its execution and performance hereto.

1.2.4	The Company has not been dissolved (ontbonden), nor granted a suspension of payments (surséance verleend) nor declared bankrupt (in staat van faillissement verklaard). To the Sellers’ Best Knowledge no order has been made nor is any action or request pending to declare the Company insolvent and the Company has not petitioned for or been granted a suspension of payment (surséance van betaling).
Signature copy

1.2.5	The Company is not a party to a pending legal merger (fusie) or a pending legal de-merger (splitsing) within the meaning of Book 2 of the Dutch Civil Code.

1.2.6	The correct and complete text of the articles of association of the Company is attached hereto as Annex S.1.2.6 (the “Articles of Association”). No action has been taken to amend the Articles of Association.

1.2.7	The Company has no Directors (bestuurders) or proxyholders (procuratiehouders) or their equivalents under any jurisdiction other than the Netherlands, other than the persons named in Annex S.1.2.7.

1.2.8	The Company does not have and over the past three (3) years has not had branches and does not have and over the past three (3) years has not had any interests in other Persons, or those specified in Annex S.1.2.8. The Company is not a group company (groepsmaatschappij) of any other company and is not a party to any partnership agreement (v.o.f., c.v., maatschap or equivalent).
1.3	Authorisation of Transactions
1.3.1	The Agreement and the transactions contemplated thereby will, assuming due execution and delivery by the Purchaser and the Guarantor, constitute the valid and legally binding obligations of the Sellers, the Shareholders and the Company enforceable in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws affecting creditors’ rights generally and the principles of reasonableness (redelijkheid) and fairness (billijkheid) and further subject to the discretionary authority of a court of competent jurisdiction with respect to the granting of a decree ordering specific performance or other equitable remedies.

1.3.2	Neither the execution and the delivery of this Agreement, nor the consummation of the Transaction, will conflict with or result in a breach or violation of any provision of the articles of association of the Sellers, the Shareholders and the Company or any resolution of their respective management board or of their shareholders, breach or violate or constitute a default under any Applicable Law, order, decree or other restriction of any governmental Authority to which Sellers, their Shareholders or any of them are subject.

1.3.3	The Execution of this Agreement by the Sellers or the Shareholders does not require any material consent or approval from or notification with any Third Party or Governmental Authority which has not been obtained.
Signature copy

1.4	Shares
1.4.1	The authorised capital of the Company equals € 290,000 (two hundred ninety thousand Euros) and is divided into 250,000 ordinary shares with a nominal value of € 1,00 (one Euro) each, numbered 1 through 250,000 and 40,000 priority shares with a nominal value of € 1,00 (one Euro) each. The Shares have been duly authorised and are validly issued and fully paid.

1.4.2	The Shares are free and clear of any pledges (pandrecht), rights of usufructs (vruchtgebruik) and any other liens or rights exercisable by or claims of Third Parties. Other than this Agreement there is no agreement or commitment to give or create any of the aforementioned. There are no outstanding depository receipts (certificaten) in respect of the Shares.

1.4.3	The Sellers are entitled to transfer the full legal and beneficial ownership of the Shares to the Purchaser on the terms set out in the Agreement.

1.4.4	There are no outstanding rights to subscribe for shares in the capital of the Company. In particular there are no share options or warrants to purchase shares, or convertible debentures convertible into shares, of the Company. The Company has neither issued any profit sharing certificates (winstbewijzen) nor granted any other rights to share in its profits (winst-rechten), nor granted any other rights to third parties (including but not limited to Employees entitling such third parties to share in its profits.

1.4.5	Since the Balance Sheet Date, no (interim) dividend, bonuses, extraordinary payments, or other distribution has been declared, agreed to be paid or paid by the Company, other than described in Annex S.1.4.5.
1.5	Securities Law Compliance
1.5.1	Each of the Sellers hereby confirms, that its pro rata share of the Stock Portion to be received by it will be acquired for investment for its own account, not as a nominee or agent for any other Person, and not with a view to the resale or distribution of any part thereof. Each Seller represents that is has not been organized for the purpose of acquiring its pro rata share of the Stock Portion. Each of the Sellers has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the Guarantor and is capable of bearing the economic risks of such investment.

1.5.2	Each Seller is “an accredited investor” within the meaning of Rule 501 of the Regulation D promulgated pursuant to the Securities Act.

1.5.3	Each Seller understands that its pro rata share of the Stock Portion is characterized as “restricted securities” under the US Federal securities laws inasmuch as they are
Signature copy

being acquired from the Guarantor in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold only if registered under the Securities Act or unless an exemption from registration is available.
2	THE ACCOUNTS
2.1	The Accounts:
a.	(unless explicitly disclosed therein) have been prepared under Dutch GAAP applied on a basis consistent with that applied with respect to the preceding 2 (two) financial years of the Company;

b.	give a true and fair view of the assets, liabilities, financial position, solvency, liquidity and results of the Company at the date and for the periods indicated; and

c.	are not distorted by items of an unusual or non-recurring nature or affected by transactions with Sellers or any Persons directly or indirectly related to any of the Sellers.
2.2	On the Accounts Date the Company had no obligations, liabilities or commitments, contingent, or otherwise, matured or unmatured, which were not included in the Accounts or for which no adequate provisions have been made therein, other than in the ordinary course of business.

2.3	The Company has not failed to fulfil its obligations to timely publish its annual accounts for the five financial years preceding the Accounts Date.

2.4	The Company has always kept its books and records in accordance with the applicable statutory requirements. The administration and bookkeeping of the Company is accurate and complete, has been maintained properly and is capable of providing adequately detailed information as to the Company’s financial position at any time.

2.5	Position since Accounts Date

Since the Accounts Date:
2.5.1	there have been no changes in the financial position of the Company which has adversely affected or may adversely affect its net asset value or in general its business, properties or prospects;

2.5.2	the business of the Companies has been conducted in the normal and ordinary course consistent with past practice;
Signature copy

2.5.3	no payment was made and no increase was agreed by the Company of any bonuses, salaries (other than salary payments in the ordinary course of business), or other compensation to any Shareholder, manager, director, officer, or employee and no employment, severance, or similar contract was entered into or agreed to be entered into with any Shareholder, manager, director, officer, or employee;

2.5.4	no change was made or agreed to be made in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, employment, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

2.5.5	no damage to, or destruction or loss of, any asset or property of the Company occurred, whether or not covered by insurance, which materially and adversely affected the properties, assets, Business, financial condition, or prospects of the Company.
3	REAL PROPERTY
3.1	The Company does not own and over the past three (3) years has not owned any real property.

3.2	The Company does not rent or use and over the past three (3) years has not rented or used any real property, other than the real property at Amundsenweg 1, 4462 GP Goes, the Netherlands (the “Real Property”). The Real Property is rented subject to terms and conditions of the lease agreement attached as Annex S.3.2. No other agreements, whether verbal or in writing, pertaining to the Real Property exist with the lessor thereof and no obligations have been assumed by the Company other than those which appear from such lease agreements.

3.3	All obligations towards the lessor of the Real Property arisen from the applicable lease agreements have been complied with. There are no rent disputes pending or to Seller’s Best Knowledge threatened.
4	ASSETS AND INVENTORIES
4.1	The Company has full title, whether as owner, through a lease or otherwise, free from any Encumbrances, to all material assets, both tangible and intangible, as set out in the Accounts or acquired or brought into use in its ordinary course of business since the Accounts Date.
Signature copy

4.2	The Company is entitled to the unrestricted use of all material assets required to enable the Company to conduct its businesses (including the Business) as it is currently conducted and such assets are in a good state of maintenance and repair, save for normal wear and tear.

4.3	The inventories (voorraden) including but not limited to raw material, work in progress, finished products, merchandise, parts, packaging and promotional material, have been acquired or produced in the ordinary course of the business of the Company and are of a good quality usable and/or saleable in the ordinary course of the business in each case as determined in accordance with Dutch GAAP and their quantity is adequate for the level at which the Business is currently conducted.

5	SUPPLIERS, MANUFACTURERS AND CUSTOMERS

5.1	Annex S.5.1 contains a complete an accurate list of the 10 largest customers of the Company. [By volume and duration]

5.2	Annex S.5.1 also contains a complete an accurate list of the 10 largest suppliers of the Company, and all manufacturing agreements to which the Company is a party.

5.3	To the Best Knowledge of the Sellers, no customer of the Company has terminated or provided written notice to the Sellers (without reasonable inquiry with relevant customer) that it will terminate any contract with the Company or withdraw or reduce its custom with it, after the Closing Date or as a result of the acquisition of Shares by the Purchaser.

5.4	Neither Sellers nor the Company have been notified of or are aware of any circumstances that may reasonably give rise to a default by the Company of any of its obligations under the contracts referred to in this paragraph 5.

5.5	No supplier or manufacturer of the Company has ceased or announced to cease or, to the Best Knowledge of Sellers will cease supplying the Company or has reduced or announced to reduce or, to the Best Knowledge of Sellers, will reduce its supplies or services to the Company or as a result of the acquisition of the Shares by the Purchaser.

5.6	The contracts referred to in this Section 5 and Section 6.1 are not subject to any change of control or similar provisions that allow (with or without notice or the passage of time) the respective contract counterparty to terminate such agreement or require accelerated performance thereunder.

6	CONTRACTS AND COMMITMENTS

6.1	All contracts, cooperation agreements, manufacturing agreements, licence agreements, arrangements, or obligations (1) to which the Company is a party and (2) which, whether by reason of their nature, term, scope, price or otherwise, are or are likely to be of material
Signature copy

importance to its Business, profits or assets, have been validly entered into, are in full force and effect and binding on and enforceable against the parties thereto in accordance with its terms.
6.2	The Company has no obligation or liability (actual or contingent):
6.2.1	under any guarantee or indemnity or letter of credit or comfort letter (whether or not reflected in the Accounts);

6.2.2	under any leasing (other than in relation to the Real Property), hiring, hire purchase, credit sale or conditional sale agreement in respect of goods to a value of EUR 5,000 (five thousand Euro) or more, in each case;

6.2.3	which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort (other than any obligation of a type and to an extent regularly incurred by it in the ordinary course of business); or

6.2.4	under any sale and purchase agreement in respect of a former part of its Business including representations and warranties or indemnities given by the Company.
6.3	Annex S.6.3 contains a complete an accurate list of all the distributors appointed by the Company. The Company is not a party to any agency or distribution agreement or to any other contract which restricts its freedom to carry on its Business in any part of the world in such manner as it thinks fit, other than the agreements listed in Annex S.6.3. None of the agency or distribution agreements or relations listed in Annex S.6.3 prohibit or limit the Company in selling its products directly into the markets where such agents or distributors operate.

6.4	The Company is not in breach of, and has not given or received notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any agreement to which it is a party.

6.5	Except for any guarantee or any warranty implied by law or contained in its standard terms of Business, the Company has given no guarantee or warranty, has made no representations, in respect of goods or services supplied, or contracted to be supplied, by it or, except as aforesaid, and has not accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

6.6	The Company has at no time failed to comply in any material respects with any confidentiality undertaking in any of the agreements to which it is a party.
Signature copy

7	ANTI-COMPETITIVE ARRANGEMENTS
7.1	The Company is not now, nor has during the last 5 (five) years been, a party to any agreement, arrangement, concerted practice or course of conduct which:
7.1.1	is subject to registration or requiring approval under any EU merger regulation or any applicable national competition law;

7.1.2	infringes article 81 or 82 of the Treaty establishing the European Community or any other anti-trust or similar legislation in any jurisdiction in which the Company carries on Business or has assets or sales;

7.1.3	is subject to any application for negative clearance or exemption made to the Commission of the European Communities or any competition authority under any applicable national competition law; or

7.1.4	is void or unenforceable (whether in whole or in part) or may render the Company liable to proceedings under any such legislation as is referred to in subparagraphs 7.1.1 to 7.1.2 above.
7.2	The Company has given no undertaking and no order has been made against or in relation to the Company pursuant to any anti-trust or similar legislation in any jurisdiction in which the Company carries on Business or has assets or sales.

7.3	To the Best Knowledge of the Sellers, no investigation, request for information, or statement of objections or similar matter has been carried out or, as the case may be, were received from any court, tribunal, governmental, national or supra-national authority in respect of the Company.
8	INTELLECTUAL PROPERTY

8.1	No activities of the Company or of any licensee, buyer or user of Intellectual Property Rights under any licence or other agreement to which the Company is a party infringe, or are likely to infringe, any Intellectual Property Rights of any Third Party and no claim has been made or, to the Best Knowledge of the Sellers, threatened against the Company or any such licensee, buyer or user in respect of such infringement, nor are the Sellers aware of any facts that would reasonably be expected to give rise to such claim.

8.2	Full details of all registered Intellectual Property Rights (including applications to register the same), including, but not limited to all Intellectual Property Rights relating to Eyeleds’ lighting devices and the Eyeleds’ brand and all commercially significant unregistered Intellectual Property Rights owned or used by the Company are set out in Annex S.8.2 (the “Company Intellectual Property Rights”). Except for the Intellectual Property
Signature copy

Rights used by the Company pursuant to a licence agreement as set out in paragraph 8.4, no other Intellectual Property Rights are required for the continuation of the Company’s Business as it is presently conducted.
8.3	The Company (i) owns and has independently developed or acquired or (ii) has the valid right or license to all Company Intellectual Property Rights. The Company Intellectual Property Rights are sufficient for the conduct of the Business of the Company as currently conducted by the Company, unaffected by Closing. Immediately following the Closing, the Company Intellectual Property Rights will continue in full force and effect and shall be transferable, alienable or licensable by the Company to the same extent as immediately prior to the Closing without any additional notices or payments of any kind to any Third Party. The Company Intellectual Property Rights are not subject to any Encumbrances or restrictions or limitations regarding ownership, use, license or disclosure.

8.4	Full details are set out in Annex S.8.4 of all licence and other agreements relating to Intellectual Property Rights to which the Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by the Company. The Company is not in breach of, and has not given or received notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any such agreement. So far as Sellers are aware no Third Party is in breach of any such agreement. The Company has not sold and/or transferred ownership and/or licensed or agreed to licence or granted any other form of use of any of the Company Intellectual Property Rights to any Third Party.

8.5	The Sellers are not aware of any unauthorised use by any Person of any Company Intellectual Property Rights or of any unauthorised use by any Person of confidential information of the Company.

8.6	No name or mark identical or similar to the Company Intellectual Property Rights has been registered or is being used by any Person in the same or similar business as the business operated by the Company in the countries in which the Company has registered or is using such name or mark.

8.7	The Company has taken appropriate measures to protect the Company Intellectual Property Rights, whether registered or unregistered.

8.8	The Company does not carry on business under names other than its corporate name or Eyeleds International
Signature copy

9	INFORMATION TECHNOLOGY

9.1	All information technology systems (for the purpose of this paragraph 9: “IT Systems”) and all computer software (including system software, application software, interfaces and/or firmware; for the purpose of this paragraph 9: “Software”) owned and/or used by the Company are in good operating condition, with adequate capacity, functionality and response times to conduct the Company’s businesses as presently conducted and to fulfil existing contracts and commitments. In the period of 12 (twelve) months immediately preceding the Closing, there have been no failures or interruptions in the operation of the IT Systems and/or Software, which have had a material adverse effect on the conduct of the Company’s Business.

9.2	The Company is entitled to use (whether as owner or lessee pursuant to a legally valid lease agreement, licence agreement or other agreement authorising such use) the IT Systems and Software as presently used and the right of the Company to use the IT Systems and the Software and the terms under which the same are used, will continue after the Closing Date unaffected by the Closing. No royalty, licence fee, or other payment will be required to be paid as a result thereof by the Company to any Person in respect of the right to use any IT System or Software by the Company.

9.3	The Company has in place fully tested, current and otherwise appropriate disaster recovery plans and procedures for its IT Systems and Software in order to prevent the loss and facilitate the recovery of data lost through system failure, physical destruction or otherwise and has taken all reasonable steps and implemented all reasonable procedures to safeguard its IT Systems and Software and prevent unauthorised access thereto.

9.4	The Company is in compliance, and during the prior five (5) years has at all times complied, with all relevant legal requirements with respect to data protection.

9.5	All data of the Company contained within the IT Systems and/or Software, and which are necessary for the continued operation of its Business after the Closing in the same manner as the Business was conducted prior to the Closing, is recorded, stored, maintained or operated or otherwise held by the Company and is not dependent on any facilities which are not under the exclusive ownership or control of the Company.

10	ENVIRONMENT

10.1	The Company has all Permits necessary for carrying on its Business as presently conducted.
Signature copy

10.2	No event has occurred as a result of which any of the Permits may be withdrawn or negatively affected. To the Best Knowledge of the Sellers, there is no reason to reasonably expect any withdrawal or negative change in respect of any of the Permits.
10.3	The Business is carried on in compliance with all conditions of the Permits and, to the Best Knowledge of the Sellers, there are no circumstances or events which prevent full compliance with the conditions of any of the Permits.
10.4	The Real Property and any real property at any period in time owned, leased or used by the Company is not polluted by any substances present on or under such real property, save where such pollution does not result in a material liability for the Company. There is no source on such real property which may cause or have caused pollution of or nuisance for any neighbouring real property for which the Company is or may become liable.
10.5	The Real Property is not affected by any pollution or nuisance (hinder) from neighbouring sources.
10.6	The Company has not undertaken to voluntarily investigate the soil or ground water under any of the real properties (including the Real Property) at any period of time owned, leased or used by it.
10.7	All waste generated by the Company has been transported, stored, treated or disposed of in such a way that the Company has not incurred or may not incur any civil, criminal or administrative liability or be or become under an obligation to investigate or clean up. All waste generated by the Company is exclusively delivered to a holder of a valid licence under the Applicable Laws.
10.8	The Company has taken adequate precautions to avoid any violation of any Applicable Law. The Company has over the last 5 (five) years preceding the date of the Agreement not violated any provision of any Applicable Laws, save for such infringements as will not result in a material liability for the Company.
11	EMPLOYEES
11.1	The Company has no employees other than the Employees. No Person has a management agreement or an agreement for the rendering of services with the Company.
11.2	The Company is not bound by any collective labour agreement or any mandatory industrywide pension fund.
11.3	There are no bonus, profit sharing, savings, redundancy or exit arrangements, share option or stock appreciation rights schemes or share repurchase schemes or any similar
Signature copy

arrangements in existence for the account of the Company and for the benefit of any of the Employees or its former employees or Directors.
11.4	There are no delays and during the past 2 (two) years there have been no delays in the fulfilment of any obligations towards the Employees or former employees or Directors that could lead to a dispute with the Company and all holidays the Employees are entitled to have been used or given financial compensation for or have been provided for in the Accounts.
11.5	There is no labour dispute pending or threatened between the Company and any its Employees that can be considered material. During the past 2 (two) years there have been no collective labour disputes between the Company and the Employees and/or any trade union. To the Best Knowledge of Sellers (without reasonable inquiry with relevant key employees), none of the key employees of the Company has provided any written or verbal notification of his intent to terminate his employment agreement with the Company.
11.6	The Company has at all times in all material respects complied with the labour laws applicable to it, including the Act on Works Councils. There are no agreements with the Company’s works council or other representative body of employees or with any of the Employees with respect to their collective representation.
11.7	There are no pension arrangements in place for the benefits of the Employees or Directors, other than in Annex S.11.7 (collectively: the “Pension Arrangements”). The Pension Arrangements apply to all Employees or former employees and Directors. Save for obligations in respect of the Pension Arrangements, the Company has no obligations in respect of pension or early retirement.
11.8	All premiums that have fallen due in respect of the Pension Arrangements have been paid or are adequately provided for. The Company has no obligation with respect to Pension Arrangements, whether or not conditional or contingent, including but not limited to back-service obligations, which is not fully funded or adequately provided for.
12	INSURANCE
12.1	The Company has concluded the insurance policies listed in Annex 12.1 (for the purpose of this paragraph 12: the “Insurance Policies”) and maintains them in full force and effect. The Company has not entered into any insurance policies other than the Insurance Policies. Neither the Company, nor its assets or business activities are insured through insurance policies maintained by or in the principal name of any of the Sellers.
Signature copy

12.2	All premiums on the Insurance Policies, which have become due and payable on or before the Closing Date have been paid and the Company has fulfilled all its obligations under the Insurance Policies.
12.3	The Insurance Policies contain accurate descriptions of the insured risks, and offer the Company adequate cover against all risks normally insured against by Persons carrying on a similar business as the Company, such as fire, Third Party liability, consequential damages and business interruption.
12.4	No notifications have been received with regard to the non-renewal of any Insurance Policy or continuation or renewal on less favourable terms and conditions.
13	TAX
13.1	The Company has duly and within appropriate time limits (including extensions of filing periods) filed, or caused to be filed, with all appropriate Tax Authorities, all Tax Returns required by applicable laws to be filed and have maintained all records required to be maintained for Tax purposes and has duly and within appropriate time limits (including extensions of filing periods) paid or caused to be paid all Tax required to be paid (whether or not shown on any Tax returns).
13.2	The Company is not involved in any current dispute with any Tax Authority. The Company has in the last 6 (six) years preceding the Signing Date not been the subject of any investigation, audit or non-routine visit by any tax authority. To the best knowledge of the Sellers there is no planned investigation, audit or visit by any Tax Authority and there are no facts that cause such an investigation, audit or visit to be instituted.
13.3	Within the 6 (six) years prior to the Signing Date, the Company nor any director or officer of the Company (in his capacity as such) has paid or become liable to pay any material penalty or fine in respect of Tax, including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment.
13.4	To the Best Knowledge of the Sellers, no transaction in respect of which any consent or clearance was required from any Tax Authority has been entered into or carried out by the Company, without such consent or clearance having first been properly obtained.
13.5	No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation or published practice) in relation to the affairs of the Company.
13.6	The Company has no obligations to make any material future payment which will be prevented from being deductible for corporate income tax purposes nor has the Company
Signature copy

any debts outstanding on which the remuneration due would not be deductible under article 10, 10a, 10b, 10d or 13 of the Dutch Corporate Income Tax Act 1969.
13.7	The Company is not computing its taxable amount in a currency other than Euro on the basis of article 7, paragraph 5 of the Dutch Corporate Income Tax Act 1969.
13.8	The Company has not been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance of Tax.
13.9	The Company has no taxable presence outside the Netherlands and no Tax Authority has ever disputed this.
14	LITIGATION
14.1	There is no claim, proceeding (whether administrative, criminal or otherwise), litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) pending, or to the Best Knowledge of the Sellers, threatened against the Company that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the businesses of the Company.
14.2	The Company has neither produced or caused the production of products and has not at any time put into circulation any product which could give rise to any liability for the Company.
15	RELATIONSHIPS WITH RELATED PERSONS
15.1	No Seller nor any of the Shareholders or any member of their family (each: a “Related Person”), has, or during the 5 (five) years preceding the Closing Date has had, any interest in any property (whether real or personal and whether tangible or intangible) used in or pertaining to the Company’s business. No Seller nor any Related Person of any of them owns, or during the 5 (five) years preceding the Closing Date has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company other than te verbal management agreements, each of which has been conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. Except for the verbal management agreements of the Sellers with the Company, neither Seller nor any
Signature copy

Related Person of any of them is a party to any contract with, or has any claim or right against, the Company.
o-o-o-o
Signature copy

SCHEDULE 4.7 – GUARANTOR’S WARRANTIES
1.      WARRANTIES
1.1	General

To their Best Knowledge, the Purchaser and the Guarantor have provided the Sellers and their advisers with all facts and circumstances that can reasonably be considered to be material to an accurate appraisal of the business, assets, liabilities and affairs of the Guarantor. As far as the Purchaser and the Guarantor are aware, there is no information which is or may reasonably be considered to be material to such an appraisal and which has not been disclosed to the Sellers. All such information, including these Guarantors Warranties, is true and not misleading except as set forth in the SEC Documents filed with the SEC before the date of Closing.

1.2	Organisation and Authority
1.2.1	The Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with the requisite corporate power and authority to execute this Agreement and each other document, agreement or instrument to be executed pursuant to this Agreement and to perform its obligations hereunder and thereunder, and has taken all necessary corporate action to authorise the execution and performance hereof and thereof.

1.2.2	The Guarantor has not been dissolved, nor granted a suspension of payments nor declared bankrupt. To the Guarantor’s Best Knowledge, no order has been made nor is any action or request pending to declare the Guarantor insolvent and the Guarantor has not petitioned for or been granted a suspension of payment.

1.2.3	The Guarantor is not a party to a pending legal merger or a pending legal de-merger.

1.2.4	The correct and complete text of the certificate of incorporation of the Guarantor is attached hereto as Annex G.1.2.5 (the “Certificate of Incorporation”). No action is pending to amend the Certificate of Incorporation.

1.2.5	The correct and complete text of the bylaws of the Guarantor is attached hereto as Annex G.1.2.6 (the “Bylaws”). No action is pending to amend the Bylaws.

1.2.6	The Guarantor has no directors, officers or proxyholders or their equivalents under any jurisdiction other than the United States, other than the persons named in Annex G.1.2.7.
Signature copy

1.2.7	The Guarantor does not have and over the past three (3) years has not had branches other than those listed in Annex G.1.2.8 and does not have and over the past three (3) years has not had any interests in other Persons other than those specified in Annex G.1.2.8 The Guarantor is not a party to any partnership agreement or any joint venture agreement except as listed in Annex G.1.2.8.

1.2.8	Purchaser is a cooperative duly incorporated and validly existing under the laws of The Netherlands, with the requisite corporate power and authority to execute this Agreement and each other document, agreement or instrument to be executed pursuant to this Agreement and to perform its obligations hereunder and thereunder, and has taken all necessary corporate action to authorise the execution and performance hereof and thereof.

1.2.9	The Purchaser has not been dissolved, nor granted a suspension of payments nor declared bankrupt. To the Purchaser’s Best Knowledge, no order has been made nor is any action or request pending to declare the Purchaser insolvent and the Purchaser has not petitioned for or been granted a suspension of payment.

1.2.10	The Purchaser is not a party to a pending legal merger or a pending legal de-merger.

1.2.11	The correct and complete text of the deed of incorporation of the Guarantor is attached hereto as Annex G.1.2.11 (the “Deed of Incorporation”). No action is pending to amend the Deed of Incorporation.
1.3	Authorisation of Transactions
1.3.1	The Agreement and each other document, agreement or instrument to be executed by the Guarantor or the Purchaser pursuant to this Agreement and the transactions contemplated thereby will, assuming due execution and delivery by the Parties, constitute the valid and legally binding obligations of each of the Guarantor and the Purchaser, enforceable in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws affecting creditors’ rights generally and the principles of reasonableness and fairness and further subject to the discretionary authority of a court of competent jurisdiction with respect to the granting of a decree ordering specific performance or other equitable remedies.

1.3.2	Neither the execution and the delivery of this Agreement or any other document, agreement or instrument to be executed by the Guarantor or the Purchaser pursuant to this Agreement, nor the consummation of the Transaction, will
Signature copy

materially conflict with or result in a material breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Guarantor, the formation documents or other constituent documents of the Purchaser, or any resolution of their respective management boards or of their respective shareholders or materially breach or violate or constitute a material default under any Applicable Law, order, decree or other restriction of any Governmental Authority to which Guarantor, the Purchaser, their respective stockholders or any of them are subject.

1.3.3	The Execution of this Agreement by the Guarantor and the Purchaser and each other document, agreement or instrument to be executed by the Guarantor or the Purchaser pursuant to this Agreement does not require any material consent or approval from or notification with any Third Party or Governmental Authority which has not been obtained.
1.4	Shares
1.4.1	The authorised capital of the Guarantor is divided into 495,000,000 shares of common stock, par value $ 0.001 per share, and 5,000,000 shares of preferred stock (of which 2,000,000 in Series B and 3,000,000 in 6% stock), par value $ 0.001 per share. The shares of common stock comprising the Stock Portion have been duly authorised and are validly issued and outstanding and fully paid and non assessable.

1.4.2	The shares of common stock comprising the Stock Portion are free and clear of any pledges, rights of usufructs and any other liens or rights exercisable by or claims of Third Parties. Other than this Agreement, there is no agreement or commitment to give or create any of the aforementioned. There are no outstanding depository receipts in respect of the shares of common stock comprising the Stock Portion.

1.4.3	The Purchaser is entitled to acquire the full legal and beneficial ownership of the Shares from the Sellers on the terms set out in the Agreement.

1.4.4	The Guarantor is authorized to issue to the Sellers shares of common stock comprising the Stock Portion pursuant to the Agreement.

1.4.5	There are no outstanding rights to subscribe for shares in the capital of the Guarantor. In particular, there are no share options or warrants to purchase shares, convertible debentures convertible into shares, outstanding agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which the Guarantor is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interest of the Guarantor. The Guarantor has neither issued any profit sharing certificates nor granted any
Signature copy

other rights to share in its profits, nor granted any other rights to Third Parties (including but not limited to Employees entitling such Third parties to share in its profits.

1.4.6	The Guarantor is not a party to or bound by any, and there are no, contracts containing preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock of the Guarantor. Except for the Registration Rights Agreement dated as of October 4, 2007 by and between the Company and LED Holdings, LLC and except as contemplated herein, the Guarantor has no existing obligations to provide registration rights, including piggyback rights, to any Person.

1.4.7	Since the date of the Guarantor’s most recent annual report on form 10-K filed with the SEC (as defined below), no (interim) dividend, bonuses, extraordinary payments or other distribution has been declared, agreed to be paid or paid by the Guarantor.
2                The Accounts
2.1	SEC Filings; Financial Statements
2.1.1	The Guarantor has timely filed with the SEC all SEC Documents required to be filed by it and its subsidiaries on or since January 1, 2007 under the Securities Act and the Exchange Act.

2.1.2	As of their respective dates, or if amended prior to the date hereof, as of the date of the last such amendment, the SEC Documents complied with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. To the Best Knowledge of the Guarantor, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Guarantor.

2.1.3	The financial statements of the Guarantor and its subsidiaries, including all related notes and schedules, contained in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis) (a) the financial position of the Guarantor, as of the dates thereof, and (b) its results of operations, cash flows and
Signature copy

changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

2.1.4	Since January 1, 2008, there has not been any material change, or any application or request for any material change, by the Guarantor or any of its subsidiaries, in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). To the extent required, the Guarantor has complied in all material respects with the provisions of the Sarbanes – Oxley Act of 2002 to the extent it has been applicable to the Guarantor historically.

2.1.5	Since January 1, 2008 (a) the Guarantor has conducted its business only in the ordinary course of business and (b) there has occurred no change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a material adverse effect to the Guarantor.

2.1.6	The Guarantor has no liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations, (a) that are immaterial and are incurred in the ordinary course of business since the most recent SEC Document or (b) that are not required to be reflected on a balance sheet prepared in accordance with U.S. GAAP.

2.1.7	The Guarantor’s books and records covering the period from January 1, 2008 through the date hereof are in compliance in all material respects with the applicable statutory requirements. The administration and bookkeeping of the Guarantor has been maintained in compliance in all material respects with the applicable statutory requirements.
2.2	Position since January 1, 2008

Since January 1, 2008:
2.2.1	the business of the Guarantor has been conducted in the normal and ordinary course consistent with past practice;

2.2.2	no material change was made or agreed to be made in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, employment, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Guarantor; and

2.2.3	no material damage to, or destruction or loss of, any significant asset or property of the Guarantor occurred, which materially and adversely affected the business of the Guarantor.
Signature copy

3      Stockholder Approval
3.1	No vote or approval of the holders of any class of securities of the Guarantor or the Purchaser is necessary to approve this Agreement or the transactions contemplated hereby, including any consent of the holders of the Guarantor as may be required by the listing requirements of the OTC Bulletin Board.
4       Investment Intent
4.1	The Purchaser is acquiring the Shares solely for its own account, not as a nominee or agent for any other Person, for the purpose of investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling such equity capital, in violation of the U.S. federal securities laws or any applicable non-U.S. or U.S. state securities laws.

4.2	The Purchaser qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

4.3	The Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities laws or any applicable foreign securities laws, the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Sellers in a transaction not involving a public offering, and that under such laws and applicable regulations such Shares may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.
5       REAL PROPERTY
5.1	None of the Guarantor, the Purchaser and their respective subsidiaries owns and over the past three (3) years has owned any real property.

5.2	None of the Guarantor, the Purchaser and their respective subsidiaries rents or uses and over the past three (3) years has rented or used any real property, other than the real property described in the SEC Documents. Such real property is rented subject to terms and conditions of certain lease agreements. No other agreements, whether verbal or in writing, pertaining to such real property exist with the lessors thereof and no obligations have been
Signature copy

assumed by the Guarantor, the Purchaser or their respective subsidiaries other than those which appear from such lease agreements.

5.3	All obligations towards the lessors of the real property arisen from the applicable lease agreements have been complied with. There are no rent disputes pending or to the Guarantor’s best knowledge threatened.
6       ASSETS AND INVENTORIES
6.1	Each of the Guarantor, the Purchaser and their respective subsidiaries has valid title, whether as owner, through a lease or otherwise, to all material assets, both tangible and intangible, as set out in the SEC Documents or acquired or brought into use in its ordinary course of business since January 1, 2008, free from any Encumbrances.

6.2	Each of the Guarantor, the Purchaser and their respective subsidiaries is entitled to the unrestricted use of all material assets required to enable them to conduct their respective businesses in the ordinary course of business and as are currently conducted.
7       SUPPLIERS, MANUFACTURERS AND CUSTOMERS
7.1	To the Best Knowledge of the Guarantor, no customer of each of the Guarantor, the Purchaser and their respective subsidiaries has terminated or provided written notice that it will terminate any contract with any of such parties or withdraw or reduce its custom with them, after the Closing Date or as a result of acquisition of the Shares by the Purchaser.

7.2	None of the Guarantor, the Purchaser and their respective subsidiaries has been notified in writing of and, to the Best Knowledge of the Guarantor, it is not aware of any circumstances that may reasonably give rise to a material default by any of them of any of their respective obligations under the contracts referred to in this Section 7.

7.3	No supplier or manufacturer of the Guarantor, the Purchaser and their respective subsidiaries has ceased or announced in writing its intentions to cease or, to the Best Knowledge of the Guarantor will cease supplying any of them or has reduced or announced its intentions to reduce or, to the best knowledge of the Guarantor, will reduce its supplies or services to it after the Closing Date as a result of the acquisition of the Shares by the Purchaser.
8       CONTRACTS AND COMMITMENTS
8.1	The Guarantor has filed with the SEC all material contracts required to be filed by it pursuant to Item 601(b)(10) of Regulations S-K and such material contracts have been validly entered into, are in full force and effect and binding on and enforceable against the parties thereto in accordance with its terms.
Signature copy

8.2	None of the Guarantor, the Purchaser and their respective subsidiaries is in material violation or breach of or default under, and has not given or received written notice of termination, rescission, invalidation or claim pursuant to any actual or alleged material violation or breach or default under any of the material contracts described in Section 8.1.

8.3	No other party to any such material contract is in material violation or breach of or default under any of the material contracts described in Section 8.1.
9       ANTI-COMPETITIVE ARRANGEMENTS
9.1	None of the Guarantor, the Purchaser and their respective subsidiaries is now, nor has during the last 5 (five) years been, a party to any agreement, arrangement, concerted practice or course of conduct which:
9.1.1	is subject to registration or requiring approval under any EU merger regulation or any applicable national competition law;

9.1.2	infringes article 81 or 82 of the Treaty establishing the European Community or any other anti-trust or similar legislation in any jurisdiction in which the Guarantor, the Purchaser or any of their respective subsidiaries carry on business or have assets or sales;

9.1.3	is subject to any application for negative clearance or exemption made to the Commission of the European Communities or any competition authority under any applicable national competition law; or

9.1.4	is void or unenforceable (whether in whole or in part) or may render the Guarantor, the Purchaser or any of their respective subsidiaries liable to proceedings under any such legislation as is referred to in subsections 9.1.1 to 9.1.2 above.
9.2	None of the Guarantor, the Purchaser and their respective subsidiaries has given any undertaking and no order has been made against or in relation to such parties pursuant to any anti-trust or similar legislation in any jurisdiction in which the Guarantor, the Purchaser and their respective subsidiaries carry on business or have assets or sales.

9.3	No investigation, request for information, or statement of objections or similar matter has been carried out or, as the case may be, were received from any court, tribunal, governmental, national or supra-national authority in respect of the Guarantor, the Purchaser or any of their respective subsidiaries.
Signature copy

10     INTELLECTUAL PROPERTY
10.1	No material claim is pending or threatened against the Guarantor, the Purchaser or any of their respective subsidiaries which alleges that the conduct of any such party’s business infringes upon any material Intellectual Property Rights of a Third Party.

10.2	No activities of the Guarantor, the Purchaser or any of their respective subsidiaries, or of any licensee, buyer or user of Intellectual Property Rights under any licence or other agreement to which the Guarantor, the Purchaser or any of their respective subsidiaries is a party infringe, or are likely to infringe, any Intellectual Property Rights of any Third Party and no claim has been made to, or to the Best Knowledge of the Guarantor, threatened against the Guarantor, the Purchaser or any of their respective subsidiaries or any such licensee, buyer or user in respect of such infringement, nor is the Guarantor aware of any facts that would reasonably be expected to give rise to such claim.
11     ENVIRONMENT
11.1	The Guarantor, the Purchaser and their respective subsidiaries have all Permits necessary for carrying on its business as presently conducted, except where the failure to have such Permits would not reasonably be expected to have a material adverse effect on the businesses.

11.2	The business of each of the Guarantor, the Purchaser and their respective subsidiaries is carried on in compliance in all material respects with all conditions of the Permits and to the Guarantor’s best knowledge, there are no circumstances or events which prevent full compliance with the conditions of any of the Permits.

11.3	To the Guarantor’s best knowledge, all of its real property and any real property at any period in time owned, leased or used by the Guarantor, the Purchaser or any of their respective subsidiaries is not polluted by any substances present on or under such real property, save where such pollution does not result in a material liability for any such parties. There is no source on such real property which may cause or have caused pollution or nuisance for any neighbouring real property for which the Guarantor, the Purchaser or any of their respective subsidiaries is or may become liable.

11.4	To the Guarantor’s best knowledge, all of its real property is not affected by any pollution or nuisance (hinder) from neighbouring sources.

11.5	None of the Guarantor, the Purchaser and their respective subsidiaries has undertaken to voluntarily investigate the soil or ground water under any of their respective real properties at any period of time owned, leased or used by them.
Signature copy

11.6	All waste generated by the Guarantor, the Purchaser or any of their respective subsidiaries has been transported, stored, treated or disposed of in such a way that such parties have not incurred or may not incur any civil, criminal or administrative liability or be or become under an obligation to investigate or clean up. All waste generated by the Guarantor, the Purchaser or any of their respective subsidiaries is exclusively delivered to a holder of a valid licence under the Applicable Law.

11.7	The Guarantor, the Purchaser and their respective subsidiaries,have taken adequate precautions to avoid any violation of any Applicable Law. To the best knowledge of the Guarantor, such parties have over the last 5 years preceding the date of the Agreement not violated any provision of any Applicable Law, save for such infringements as will not result in a material liability for any such parties.
12     EMPLOYEES
12.1	No executive officer has a management agreement or an agreement for the rendering of services with the Guarantor, the Purchaser or any of their respective subsidiaries.

12.2	None of the Guarantor, the Purchaser or their respective subsidiaries is bound by any collective labour agreement.

12.3	To the Best Knowledge of the Guarantor, there is no material labour dispute pending or threatened between the Guarantor, the Purchaser or their respective subsidiaries and any of their respective employees that can be considered material. To the best of the Guarantor’s knowledge, no key employee has delivered notice terminating his employment with the Guarantor, the Purchaser or their respective subsidiaries,.

12.4	Each of the Guarantor, the Purchaser and their respective subsidiaries has at all times in all material respects complied with the labour laws applicable to it. There are no agreements with any representative body of employees or with any of the employees with respect to their collective representation.

12.5	There are no pension arrangements in place for the benefits of the employees or directors of the Guarantor, the Purchaser or their respective subsidiaries, other than the 401K plan: a non mandatory plan with no company contribution obligation (the “Guarantor Pension Arrangement”). None of the Guarantor, the Purchaser or their respective subsidiaries has any obligations in respect of pension or early retirement.
13      INSURANCE
13.1	Each of the Guarantor, the Purchaser and their respective subsidiaries has obtained the customary insurance policies appropriate to their respective businesses.
Signature copy

13.2	To the Best Knowledge of the Guarantor, all premiums on the Insurance Policies, which have become due and payable on or before the Closing Date have been paid and each of the Guarantor, the Purchaser and their respective subsidiaries is otherwise in compliance in all material respects with the terms of such Insurance Policies.

13.3	To the Best Knowledge of the Guarantor, no notifications have been received with regard to the non-renewal of any Insurance Policy.
14     TAX
14.1	Each of the Guarantor, the Purchaser and their respective subsidiaries has duly and within appropriate time limits (including extensions of filing periods) filed, or caused to be filed, with all appropriate Tax Authorities, all Tax Returns required by Applicable Laws to be filed and have maintained all records required by Applicable Laws to be maintained for Tax purposes and has duly and within appropriate time limits (including extensions of filing periods) paid or caused to be paid all Tax required to be paid (whether or not shown on any Tax returns).

14.2	None of the Guarantor, the Purchaser or their respective subsidiaries is involved in any current dispute with any Tax Authority. To the Best Knowledge of the Guarantor, none of the Guarantor, the Purchaser or their respective subsidiaries has in the last 6 (six) years preceding the Closing Date been the subject of any investigation, audit or non-routine visit by any Tax Authority.

14.3	To the Guarantor’s Best Knowledge no material transaction in respect of which any consent or clearance was required from any Tax Authority has been entered into or carried out by the Guarantor, the Purchaser or their respective subsidiaries, without such consent or clearance having first been properly obtained.
15      Litigation
15.1	There is no claim, proceeding (whether administrative, criminal or otherwise), litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) pending, or to the best knowledge of the Guarantor, threatened against the Guarantor, the Purchaser or any of their respective subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on any of their respective businesses.

15.2	As of the date hereof, no officer or director of the Guarantor, the Purchaser or any of their respective subsidiaries is a defendant in any claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration commenced by a stockholder of any of such parties with respect to the performance of his duties as an officer or director of such party under any Applicable Law.
Signature copy

15.3	There is no material unsatisfied judgment, penalty or award against the Guarantor, the Purchaser or any of their respective subsidiaries. None of the Guarantor, the Purchaser or any of their respective subsidiaries is subject to any Order that has or would reasonable by expected to have, individually or in the aggregate, a material adverse effect on the businesses of the Guarantor, the Purchaser or any of their respective subsidiaries.
16     Broker
16.1	No agent, broker, finder, investment banker, Person or firm acting on behalf of the Guarantor or the Purchaser is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the transactions contemplated hereby from any of the other Parties or from any Affiliate of the other Parties.
17      Relationships with Related Persons
17.1	There are no liabilities between the Guarantor, the Purchaser and the Company. None of the Guarantor, the Purchaser or any of their respective subsidiaries, and to the best knowledge of the Guarantor, none of their respective executive officers or directors possess, directly or indirectly, any financial interest in, or is a member of the management board of any Person which is a client, supplier, customer, lessor or lessee of the Guarantor, the Purchaser or any of their respective subsidiaries. For purposes of this Section 17.1, a “financial interest” shall mean beneficial ownership of 5% or more of any class of securities of a company whose securities are registered under applicable U.S. federal securities laws or applicable non-U.S. securities laws.
Signature copy

SCHEDULE 6.3 – DISCLOSURE LETTER
DISCLOSURE LETTER
Lighting Science Coöperatief U.A.
Amundsenweg 1
4462 AP Goes
The Netherlands
22 April 2008
Dear Sirs,
We refer to the agreement (hereinafter: the “Agreement”) to be entered into today between among others C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V., Q. van de Vrie Jr Holding B.V., Y.B. van de Vrie Holding B.V., on the one hand, (hereinafter collectively: the “Sellers”) and Lighting Science Coöperatief U.A. (hereinafter: the “Purchaser”), on the other hand, relating to the sale and purchase of the entire issued share capital of Lighting Partner B.V. (hereinafter: the “Company”).
1.	PURPOSE AND EFFECT

1.1	This letter is the letter referred to in Article 6.3 sub (h) of the Agreement (hereinafter: the “Disclosure Letter”).

1.2	The purpose of this Disclosure Letter is described in Article 4.3 and 6.3 sub (h) of the Agreement.

1.3	The matters disclosed in the Disclosure Letter are deemed to qualify the Sellers’ Warranties and the Sellers’ Warranties are made and given subject to the disclosures set out in this Disclosure Letter in as far as such disclosure is explicitly, specifically and unambiguously made as described in Article 4.3 of the Agreement.
Signature copy

2.	DEFINITIONS AND INTERPRETATION

2.1	Except as otherwise defined in this Disclosure Letter, the words and expressions used in this Disclosure Letter shall have the meaning as set forth in the Agreement.

2.2	References in this Disclosure Letter to paragraph headings and numbers shall, unless the context otherwise requires, be to those headings and numbered paragraphs in Schedule 4.1 of the Agreement. Such headings and numbering are for convenience purposes only and shall not alter the construction of this Disclosure Letter, nor in any way limit the effect of any of the disclosures

2.3	If there is any inconsistency between this Disclosure Letter and the Agreement, the Agreement shall prevail and shall be deemed to contain the relevant disclosure.

3.	SPECIFIC DISCLOSURES
The following specific disclosures are made by the Sellers in relation to the Sellers’ Warranties.
3.1	With regard to the Sellers’ Warranty under paragraph 1.4.4 and 11.3, the Sellers wish to note that Mr. A. van Hanegem and Mr J. de Jong are entitled to a bonus payment by the Company that amounts to (2% and 1% respectively) of the value of the current Transaction. Furthermore, the Sellers wish to note in this respect that a profit-sharing scheme exists within the Company. Depending on their individual performances, the Employees are entitled to receive a payment under the profit-sharing scheme.

3.2	With regard to the Sellers’ Warranty under paragraph 2.1 c, the Sellers wish to note that the following non-recurring items are included in the Accounts, which are unaudited:
3.2.1	a provision that amounted to approximately € 50,000 regarding Trilux has been released;

3.2.2	a doubtful debt that amounted to € 49,885 with regard to Concord Lighting has been written off.
3.3	With regard to the Sellers’ Warranty under paragraph 2.2. and 14.2, the Sellers wish to note that Google issued an invoice in the second half of 2007 in the amount of approximately € 43,000 with regard to services rendered. However, pursuant to the agreement between Google and the Company regarding such services, the Company would have to pay only € 15,000 at maximum. With regard to this outstanding issue, the Accounts only include a provision in the amount of € 15,000.

3.4	With regard to the Sellers’ Warranty under paragraph 2.3, the Sellers wish to note that Lumex EHF, an Icelandic company , refuses to pay an amount due to the Company of
Signature copy

approximately € 163,110.57. A debt-collection agency has been engaged with regard to this claim. With respect to the outstanding amount, no provision has been made in the Accounts.

3.5	With regard to the Sellers’ Warranty under paragraph 2.6.4, the Sellers wish to note that the following Employees (i) have been offered an employment contract for an indefinite period of time (contract voor onbepaalde tijd), (ii) their employment contracts have been extended or (iii) have entered into an employment agreement with the Company, since the Accounts Date:

3.5.1 [J.W. Catsman];

3.5.2 L. van de Velde;

3.5.3 B. Engels;

3.5.4 M.A. van Loon;

3.5.5 H. Gong;

3.5.6 F.M. Debudaj.
3.6	With regard to the Sellers’ Warranty under paragraph 3.1, the Sellers wish to note that the Company rents warehouses from:

3.7	Van Maurik B.V., warehouse located at Livingstoneweg 2-6, 4462 GL, Goes;

Bouwbedrijf Hopmans, warehouse (and office) located at Amundsenweg 1, 4462 GP, Goes;

Licom N.V., warehouse located at Wencke Bachstraat 10, 6466 NC, Kerkrade

3.8	With regard to the Sellers’ Warranty under paragraph 4.3, the Sellers wish to note that a provision has been included in the Accounts with respect to unsaleable (incourant) stock.

3.9	With regard to the Sellers’ Warranty under paragraph 3.3 and 14.1, the Sellers wish to note that the lessor of the offices of the Company, Bouwbedrijf Hopmans, engaged the Company in a law suit. The Company set off part of the rent in the amount of approximately € 40,000, because it held the view that it had a claim on the lessor with regard to costs incurred by the Company in connection with (i) compliance with fire regulations, fire prevention in the warehouse and (ii) water damages at the leased premises. The lessor was not awarded its claim in court (the lessor was ordered to pay an amount to the Company), but as the appeal period has not yet ended, might lodge an appeal.

3.10	With respect to the Sellers’ Warranty under paragraph 4.1, the Sellers wish to note that the Company has vested a right of pledge in favour of ABN AMRO Bank N.V. on the present and future stock, inventory and receivables of the Company, for, basically, all that the Company owes or may owe, at any point in time and on whatever ground, to ABN AMRO Bank N.V.
Signature copy

3.11	With regard to the Sellers’ Warranty under paragraph 5.6, the Sellers wish to note that the agreements with Philips, IFN Finance and ABN AMRO Bank N.V. and the employement agreements with Mr De Jonge and Mr Van Hanegem contain a change of control clause.

3.12	With regard to the Sellers’ Warranty under paragraph 6.1, the Sellers wish to note that Y.B. van de Vrie Holding B.V. sends invoices for such part of its activities that are not covered by the renumeration under the employment agreement of the Shareholder concerned. Furthermore, there are no written management agreements in place between the Company and the Sellers, the Company does pay a management fee to the Sellers.

3.13	With regard to the Sellers’ Warranty under paragraph 6.2.2, the Sellers wish to note that the Company’s cars and vans, as well as two copiers/printers are leased.

3.14	With regard to the Sellers’ Warranty under paragraph 6.4, the Sellers wish to note that the contracts with the ABN-AMRO Bank N.V> and IFN Finance contain a change of control clause.

3.15	With regard to the Sellers’ Warranty under paragraph 6.5, the Sellers wish to note that the Company gives a three year warranty on its products.

3.16	With regard to the Sellers’ Warranty under paragraph 8.2, the Sellers wish to note that the technology of the “Eyeleds” is patented by INSTA GmbH, a company based in Lüdenscheid, Germany (hereinafter: “INSTA”). The Company has the right of sale of “Eyeled”. Furthermore, the Company is obliged to purchase its printed circuit boards from INSTA.

3.17	With regard to the Sellers’ Warranty under paragraph 8.8, the Sellers wish to note that the Business is also carried out under the trade names “Eyeleds” and “Eyeleds International”.

3.18	With regard to the Sellers’ Warranty under paragraph 11.5, the Sellers wish to note that as regards the termination of some employment contracts the Company was involved in litigation concerning such termination.

3.19	With regard to the Sellers’ Warranty under paragraph 11.6, the Sellers wish to note that a representative body is formed within the Company.

3.20	With regard to the Sellers’ Warranty under paragraph 14.1, the Sellers wish to note that the Company and INSTA have collectively filed an objection with the European Patent Office as regard the European registration by MOSA for the concept of “led in a tile”, which resembles the “Eyeled” patent and trademark.

3.21	With regard to the Warranty under paragraph 14.1, the Sellers furthermore wish to note that the Company is partly funding proceedings against IKEA, which proceedings have been initiated by INSTA. INSTA holds the view that IKEA is violating its intellectual property right.
Signature copy

3.22	With regard to the Warranty under paragraph 14.1, the Sellers furthermore wish to note that the Company considers starting proceedings in cooperation with the Patent Office against a number of third parties as regards violation of its patents and registered trademarks.
Yours sincerely,

C. van de Vrie Holding B.V.	W. van de Vrie Holding B.V.

/s/ C. van de Vrie	/s/ W. van de Vrie

By: C. van de Vrie	By: W. van de Vrie
Title: director	Title: director

R.Q. van de Vrie Holding B.V.	Q. van de Vrie Jr Holding B.V.

/s/ R.Q. van de Vrie	/s/ Q. van de Vrie

By: R.Q. van de Vrie	By: Q. van de Vrie
Title: director	Title: director

Y.B. van de Vrie Holding B.V.

/s/ Y.B. Borghart-van de Vrie
By: Y.B. Borghart-van de Vrie
Title: director
Signature copy

SCHEDULE 13.1 – EMPLOYMENT AGREEMENTS